UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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INTERDIGITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 3, 2010

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

Our 2010 annual meeting of shareholders will be held on Thursday, June 3, 2010, at 11:00 a.m. Eastern Time, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania. At the meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the two directors named in the proxy statement, each for a term of three years;

2.	Amendment of the articles of incorporation and bylaws to provide for the annual election of directors and adopt certain immaterial changes to the articles of incorporation;

3.	Ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2010; and

4. Such other business as may properly come before the meeting.

All holders of record of shares of our common stock (NASDAQ: IDCC) at the close of business on April 6, 2010 are entitled to vote at the meeting and at any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have Internet access, we encourage you to record your vote via the Internet. It is convenient, and it saves us postage and processing costs. In addition, when you vote via the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the Internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Submitting your proxy by Internet, telephone or mail will not affect your right to vote in person if you decide to attend the annual meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE MEETING:

Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. Each shareholder will need to bring an admission ticket and valid picture identification, such as a driver’s license or passport, for admission to the meeting. Street name holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

STEVEN W. SPRECHER
General Counsel and Secretary

April [  ], 2010
King of Prussia, Pennsylvania

NOTICE FOR STREET NAME HOLDERS: This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in the proxy statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted in the election of directors unless you provide voting instructions to your brokerage firm, bank or other nominee.

i

INTERDIGITAL, INC.
781 Third Avenue
King of Prussia, Pennsylvania 19406-1409

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 3, 2010: The proxy statement and annual report to shareholders are available at
http://ir.interdigital.com/annuals.cfm

This proxy statement contains information relating to our annual meeting of shareholders to be held on Thursday, June 3, 2010, beginning at 11:00 a.m. Eastern Time, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania, and at any postponements or adjournments of the meeting. Your proxy for the meeting is being solicited by our board of directors. This proxy statement and our annual report are being mailed to shareholders beginning on or about April 30, 2010.

ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of directors, the amendment of the articles of incorporation and bylaws to provide for the annual election of directors and adopt certain immaterial changes to the articles of incorporation, the ratification of the appointment of our independent registered public accounting firm, and such other business as may properly come before the meeting. In addition, management will report on the performance of our company and respond to questions from shareholders.

Who may attend the meeting?

Subject to space availability, all shareholders as of April 6, 2010, the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:30 a.m., and seating will begin at 10:30 a.m. If you plan to attend the meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and, while these phones may be brought into the meeting, the camera function may not be used at any time.

Please also note that if you hold your shares in street name (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who is entitled to vote at the meeting?

Only shareholders at the close of business on April 6, 2010, the record date, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 43,910,576 shares of our common stock outstanding on the record date.

What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.

What is a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to conduct business legally at the meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, you must deliver your proxy by Internet, telephone or mail, or attend the annual meeting in person and vote, in order to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your proxy directions, and such shares will count in the determination of a quorum. If you do not provide any directions to your broker or other nominee, your shares will still count for purposes of attaining a quorum.

How do I vote?

If you are a registered shareholder, you may submit your proxy by Internet, telephone or mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 p.m. Eastern Time on June 2, 2010. The designated proxy will vote according to your instructions. You may also attend the meeting and deliver a proxy card to be voted in the same manner, or you may personally vote by ballot.

If you are a street name shareholder, you may submit your voting instruction card to your broker or other nominee, who will vote your shares according to your instructions. Please check your voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone. If you are a street name shareholder and you want to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares.

If you are a participant in a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 p.m. Eastern Time on June 1, 2010. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy card is voted by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the meeting in person, you may ask the judge of elections to suspend your proxy holder’s power to vote, and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you are a participant in a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the board’s recommendations?

The board recommends that you vote:

•	For election of the nominated directors (see proposal 1);

•	For amendment of the articles of incorporation and bylaws to provide for the annual election of directors and adopt certain immaterial changes to the articles of incorporation (see proposal 2); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010 (see proposal 3).

What vote is required to approve each proposal?

Election of directors.  Directors are elected by a plurality of votes cast. This means that the directors receiving the most votes cast at the meeting will be elected to serve for the next three years. Only votes cast “for” are counted in determining whether a plurality has been cast in favor of a director. A properly executed proxy marked “withhold authority” with respect to the election of a director will not be voted with respect to the director. Votes to withhold authority, while included for purposes of attaining a quorum, will have no effect on the vote on this matter.

Amendment of the articles of incorporation and bylaws.  The affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of our common stock outstanding and entitled to vote generally in the election of directors is required for approval. Abstentions are included for purposes of attaining a quorum and will have the same effect as a vote “against” the proposal.

Ratification of the appointment of PricewaterhouseCoopers LLP.  The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

Street name shares and broker non-votes.  If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote. For this meeting, if you do not give specific instructions, your broker or nominee may cast your vote in its discretion for proposal 2, the amendment of the articles of incorporation and bylaws, and for proposal 3, the ratification of the appointment of the company’s independent registered public accounting firm. Broker non-votes, if any, are included for purposes of attaining a quorum. Broker non-votes will have the same effect as a vote “against” proposal 2 but will have no effect on the outcome of proposal 3. Under recent amendments to the rules of the New York Stock Exchange, brokers and other nominees can no longer exercise voting discretion with respect to the election of directors if you do not provide voting instructions.

GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of the board committees, provide the framework for the governance of the company. The nominating and corporate governance committee is responsible for annually reviewing the principles and recommending any proposed changes to the board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the heading “Corporate Governance,” along with the charters of our board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants. In the event that we make any amendment to, or grant any waiver of, a provision of the Code of Ethics, we will disclose the amendment or waiver as required by applicable rules. The Code of Ethics is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.” We will provide to any person without charge a copy of our Code of Ethics upon written request to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Director Independence

How does the board determine which directors are considered independent?

Each year, prior to the annual meeting, the board reviews and assesses the independence of its directors and makes a determination as to the independence of each director based on the recommendation of the nominating and corporate governance committee. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of The NASDAQ Stock Market, LLC. As a result of this review, the board affirmatively determined that Messrs. Jeffrey K. Belk, Steven T. Clontz, Edward B. Kamins and John A. Kritzmacher are “independent” in accordance with applicable NASDAQ listing standards. In addition, in early 2009, the board affirmatively determined that Mr. Harry G. Campagna, who passed away in December 2009, was “independent” in accordance with applicable NASDAQ listing standards. To our knowledge, none of the independent directors has any direct or indirect relationships with our company or its subsidiaries and affiliates, other than serving as a director.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Clontz, who is an independent director, has served as Chairman of the Board since January 2010. The board has a general policy that the positions of Chairman of the Board and Chief Executive officer should be held by separate persons as an aid in the board’s oversight of management. This policy is affirmed in the board’s published corporate governance principles, which state that the Chairman of the Board shall be an independent director. The board believes that this leadership structure is appropriate for the company at this time because there are advantages to having an independent chairman for matters such as communications and relations between the board, the Chief Executive Officer and other senior management; in assisting the board in reaching consensus on particular strategies and policies; and in facilitating robust director, board and Chief Executive Officer evaluation processes.

Board Oversight of Risk

What is the board’s role in risk oversight?

The board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The board has delegated to the audit committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the audit committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs. At each of its regularly scheduled meetings, the audit committee receives presentations and reports directly from the company’s Director of Corporate Compliance, who leads the company’s day-to-day ERM efforts. The audit committee briefs the board on the company’s ERM activities as part of its regular reports to the board on the activities of the committee, and the Director of Corporate Compliance also occasionally delivers presentations and reports to the full board as appropriate.

Board Structure and Committee Membership

How is the board comprised?

The board presently has six directors. Our articles of incorporation currently provide for a board consisting of three classes of directors with overlapping three-year terms. One class of directors is elected each year with a term extending to the third succeeding annual meeting after election.

The amendments to the articles of incorporation and bylaws set forth in proposal 2, if approved by the company’s shareholders, would provide for the annual election of directors beginning at the 2011 annual meeting of shareholders. Beginning with the annual meeting of shareholders in 2013, the declassification of the board of directors would be complete and all directors would be subject to election for one-year terms at each annual meeting of shareholders.

How often did the board meet during 2009?

The board met eleven times during 2009. Each director is expected to attend each meeting of the board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all board meetings and meetings of committees on which the director served during 2009. We typically schedule one of the meetings of the board on the day immediately preceding or following our annual meeting of shareholders, and, when this schedule is followed, it is the policy of the board that directors are expected to attend our annual meeting of shareholders. With the exception of Messrs. Belk and Kritzmacher, who joined the board after the annual meeting of shareholders in June 2009, all current directors attended the 2009 annual meeting of shareholders.

What are the roles of the primary board committees?

The board has standing audit, compensation, finance and investment and nominating and corporate governance committees. Following the passing of Mr. Campagna, the board dissolved its executive committee in January 2010. The executive committee did not meet in 2009. The audit, compensation and nominating and corporate governance committees are composed entirely of independent directors, as determined by the board in accordance with applicable NASDAQ listing standards. In addition, audit committee members meet additional heightened independence criteria applicable to audit committee members under applicable NASDAQ listing standards. Each of the committees operates under a written charter that has been approved by the board. The table below provides information about the current membership of the committees and the number of meetings of each committee held in 2009.

Nominating
and
			Finance and	Corporate
	Audit	Compensation	Investment	Governance
Name/Item	Committee	Committee	Committee	Committee

Steven T. Clontz		Chair		X
Jeffrey K. Belk	X
Edward B. Kamins	Chair	X	X	X
John A. Kritzmacher	X	X	X	Chair
Robert S. Roath			Chair
William J. Merritt
Number of Meetings in 2009	7	5	4	6

Audit Committee

The audit committee assists the board in its general oversight responsibilities relating to the company’s corporate accounting, its financial reporting practices and audits of its financial statements. Among other things, the committee:

•	Appoints, compensates, retains, evaluates and oversees the work of the company’s independent registered public accounting firm;

•	Reviews the adequacy and effectiveness of our system of internal controls over financial reporting and disclosure controls and procedures;

•	Reviews and approves the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

•	Establishes and oversees procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	Oversees the company’s other compliance policies and programs; and

•	Oversees and monitors the company’s ERM efforts.

All of the audit committee members are financially literate. The board has determined that Mr. Kritzmacher is qualified as an audit committee financial expert within the meaning of applicable Securities and Exchange Commission (“SEC”) regulations and that Mr. Kritzmacher acquired his expertise primarily through his experience as a chief financial officer. The audit committee charter is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.”

Compensation Committee

The compensation committee assists the board in discharging its responsibilities relating to the compensation of the chief executive officer and other executive officers. Among other things, the committee:

•	Reviews and approves the corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our chief executive officer and other executive officers, each on an annual basis;

•	Assists the board in developing and evaluating potential candidates for executive positions and in overseeing the development of executive succession plans;

•	Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and prepares the compensation committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•	Reviews periodically compensation for non-management directors of the company and recommends changes to the board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

•	Reviews periodically, revises as appropriate and monitors compliance by directors and executive officers with the company’s stock ownership guidelines; and

•	Assesses the independence of any outside compensation consultant of the company.

The compensation committee charter is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the board in identifying qualified individuals to become board and committee members, considers matters of corporate governance and assists the board in evaluating the board’s effectiveness. Among other things, the committee:

•	Develops and recommends to the board criteria for board membership;

•	Identifies, reviews the qualifications of and recruits candidates for election to the board and to fill vacancies or new positions on the board;

•	Reviews candidates recommended by the company’s shareholders for election to the board;

•	Reviews annually our corporate governance principles and recommends changes to the board as appropriate;

•	Recommends to the board changes to our Code of Ethics;

•	Reviews and makes recommendations to the board with respect to the board’s and each committee’s size, structure, composition and functions; and

•	Oversees the process for evaluating the board and its committees.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the nominating and corporate governance committee should send their recommendations to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate.

While the board has not established a formal policy for considering diversity when evaluating director candidates, the board endeavors to have a diverse membership, viewing such diversity expansively to include differences of perspective, professional experience, education, skill and other individual qualities and attributes that contribute to board heterogeneity. As described in our corporate governance principles, the board aims to have members representing such diverse experiences at policymaking levels in business, finance and technology and other areas that are relevant to the company’s global activities. The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The committee periodically evaluates the composition of the board to assess the skills and experience that are currently represented on the board, as well as the skills and experience that the board will find valuable in the future. This evaluation of the board’s composition enables the board to update the skills and experience it seeks in the board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity.

The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources. The nominating and corporate governance committee charter is available on the company’s website at http://ir.interdigital.com under the heading “Corporate Governance.”

Finance and Investment Committee

The finance and investment committee assists the board by monitoring, providing advice and recommending action with respect to the investment and financial policies and strategies and the capital structure of the company.

Communications with the Board

How can shareholders communicate with the board?

Shareholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole or the non-management directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, or by

sending an email to Directors@InterDigital.com. Our corporate communications department reviews all such correspondence and regularly forwards to the board or specified director(s) a summary of all such correspondence and copies of all correspondence that deals with the functions of the board or its committees or that otherwise requires their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the board and request copies of any such correspondence.

Communications About Accounting Matters

How can individuals report concerns relating to accounting, internal control or auditing matters?

Concerns relating to accounting, internal control or auditing matters may be submitted by writing to our Secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. All correspondence will be brought to the attention of the chairman of the audit committee and handled in accordance with procedures established by the audit committee with respect to these matters.

DIRECTOR COMPENSATION

How are directors compensated?

For board participation during 2009, our non-management directors each received an annual cash retainer of $25,000. They each also received cash retainers equal to $5,000 annually for service on each committee of which they were a member, except that the chairmen of the executive, compensation, finance and investment and nominating and corporate governance committees received $15,000 annually and the chairman of the audit committee received $30,000 annually. All cash payments were based upon service for a full year, and prorated payments were made for service less than a full year. The retainers were paid on a quarterly basis.

On January 15, 2009, our then Chairman of the Board received 10,000 restricted stock units (“RSUs”) (which vested in full one year from the grant date). In addition, in 2009 each non-management director received 2,000 RSUs (which vest in full one year from the grant date) on June 4th, the date of the 2009 annual meeting of shareholders, or, in the case of Mr. Kritzmacher, on July 24th. Under the program in effect in 2009, non-management directors also received 6,000 RSUs upon their initial election to the board (2,000 of which vest on each of the first three anniversaries of the director’s initial election), and all non-management directors who were re-elected at the annual meeting of shareholders received 6,000 RSUs (2,000 of which vest on each of the first three anniversaries of the director’s re-election). RSU awards may be deferred. An election to defer must be made in the calendar year preceding the year in which services are rendered and the compensation is earned.

Effective January 27, 2010, based on the recommendation of the compensation committee after surveying market and industry data, the board approved and adopted certain changes to the company’s compensation program for non-management directors. The annual cash retainer was increased to $40,000 (from $25,000). The cash retainers for members of the audit committee were increased to $10,000 (from $5,000) annually, and the cash retainers for the chairmen of the compensation, finance and investment and nominating and corporate governance committees were decreased to $10,000 (from $15,000) annually. Moreover, payment of the annual board and all committee retainers are now subject to the director’s attendance at the regularly scheduled quarterly meetings, as follows: 100% payment for participating in person, 50% payment for participating telephonically and no payment for not participating. The annual grant of 10,000 RSUs to the Chairman of the Board was replaced by an annual cash retainer of $50,000, and non-management directors now receive 4,000 RSUs upon their initial election to the board (which vest in full one year from the grant date) in lieu of the grant of 6,000 RSUs. Finally, each non-management director now receives annual grants of 4,000 RSUs (which vest in full one year from the grant date) in lieu of the annual grants of 2,000 RSUs and the re-election grants of 6,000 RSUs.

To align the interests of non-management directors with those of our shareholders, the company has adopted stock ownership guidelines for non-management directors. Individuals are expected to meet their targets within five years of the date they become subject to the guidelines. Stock ownership guidelines applicable to the non-management directors are set at a target of three times their annual cash retainer. Qualifying ownership includes common stock, restricted stock and RSUs. All non-management directors were in compliance with the guidelines as of March 31, 2010.

Non-management Director Compensation Table

The following table sets forth the compensation paid to each person who served as a non-management director of the company in 2009. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director.

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)(1)	($)(2)	($)

D. Ridgely Bolgiano	8,333 (3)	—	8,333
Harry G. Campagna(4)	70,833	322,120	392,953
Steven T. Clontz	48,400	52,720	101,120
Edward B. Kamins	59,933	52,720	112,653
John A. Kritzmacher	17,500 (5)	202,680	220,180
Robert S. Roath	58,333 (6)	52,720	111,053

(1)	Amounts reported represent the aggregate annual board, committee chairman and committee membership retainers paid to each non-management director, as described above.

(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2009. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The following table sets forth the grant date fair value of each RSU award granted to our non-management directors in 2009.

		Number of	Grant Date
		Restricted	Fair Value of
		Stock Units	Stock Awards
Name	Grant Date	(#)	($)

D. Ridgely Bolgiano	—	—	—
Harry G. Campagna	1/15/2009	10,000	269,400
	6/4/2009	2,000	52,720
Steven T. Clontz	6/4/2009	2,000	52,720
Edward B. Kamins	6/4/2009	2,000	52,720
John A. Kritzmacher	6/17/2009	6,000	146,460
	7/24/2009	2,000	56,220
Robert S. Roath	6/4/2009	2,000	52,720

As of December 31, 2009, each person who served as a non-management director of the company in 2009 had the following option and unvested RSU awards outstanding. This table does not include RSUs that, as of December 31, 2009, had vested according to their vesting schedule, but had been deferred.

	Outstanding
	Restricted Stock	Outstanding
	Units	Stock Options
Name	(#)	(#)

D. Ridgely Bolgiano	—	99,800
Harry G. Campagna(4)	—	—
Steven T. Clontz	6,000	106,000
Edward B. Kamins	6,000	—
John A. Kritzmacher	8,000	—
Robert S. Roath	4,000	68,000

(3)	Mr. Bolgiano resigned from his position as a member of the board on April 28, 2009. Amount reported represents prorated payments for his service in 2009.

(4)	Mr. Campagna passed away in December 2009.

(5)	Mr. Kritzmacher joined the board in June 2009. Amount reported represents prorated payments for his service in 2009.

(6)	Mr. Roath resigned from his positions as a member and the chairman of the audit committee and a member of each of the compensation and nominating and corporate governance committees on April 28, 2009. Amount reported includes prorated payments for his committee service in 2009.

PROPOSALS TO BE VOTED ON

Election of Directors
(Proposal 1)

Which directors are nominated for election?

Messrs. Jeffrey K. Belk and Robert S. Roath are nominated for election at the 2010 annual meeting, each to serve a three-year term expiring at our annual meeting in 2013. Mr. Belk is standing for election for the first time. He was identified as a director candidate by senior members of the company’s business development function, including Mr. Mark A. Lemmo, the company’s Executive Vice President, Corporate Development, as well as by Mr. William J. Merritt, the company’s President and Chief Executive Officer and a member of the board.

Set forth below is biographical information about the nominees and other directors of the company whose terms of office continue after the annual meeting of shareholders and information about the skills and qualifications of our directors that support their service on the board.

What are their backgrounds?

Mr. Belk, 47, has been a director of the company since March 2010. He is Managing Director of ICT168 Capital, LLC, which is focused on developing and guiding global growth opportunities in the information and communications technologies space. Formerly, Mr. Belk spent almost 14 years at Qualcomm Incorporated, a developer and provider of digital wireless communications products and services, where, prior to his departure in early 2008, he was Qualcomm’s Senior Vice President of Strategy and Market Development, focused on examining changes in the wireless ecosystem and formulating approaches to help accelerate mobile broadband adoption and growth. From 2000 through 2006, Mr. Belk served as Qualcomm’s Senior Vice President, Global Marketing, leading a team responsible for all facets of the company’s corporate messaging, communications and marketing worldwide. He currently serves on the boards of directors of Peregrine Semiconductor Corp., a privately held company that designs, manufactures and markets high-performance communications radio frequency integrated circuits, and the Wireless-Life Sciences Alliance, a special purpose trade organization and international think tank. Mr. Belk’s extensive industry-specific experience in strategy, marketing and other critical functions makes him a valuable resource to the board and provides him with unique insights on the challenges and opportunities facing the company in the wireless markets. For these reasons, the board has concluded that Mr. Belk should serve as a director of the company.

Mr. Roath, 67, has been a director of the company since May 1997. He served as Senior Vice President and Chief Financial Officer of RJR Nabisco, Inc. before his retirement in 1997. Mr. Roath is a long-time senior strategic and financial executive with diversified corporate and operating experience with various global companies, including Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse. He has been a director of Standard Parking, a provider of parking management services, since its initial public offering in May 2004 and became its Chairman of the Board in October 2009. Mr. Roath also serves as chairman of Standard Parking’s audit committee. Mr. Roath’s achievements as an executive in operations, finance, strategy formulation, business development and mergers and acquisitions allow him to provide valuable guidance to the board, especially with respect to the major financial policies and decisions of the company and the analysis of the business challenges and opportunities facing the company. In addition, Mr. Roath’s positions as chairman of the board and of the audit committee of another publicly traded company enable him to contribute advice as to best practices in corporate governance. For these reasons, the board has concluded that Mr. Roath should serve as a director of the company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES.

Who are the remaining directors?

Continuing directors with terms expiring at the 2011 annual meeting

Mr. Clontz, 59, has been a director of the company since April 1998 and was elected Chairman of the Board in January 2010. Also in January 2010, Mr. Clontz joined Singapore Technologies Telemedia, a Singapore-registered private limited company that invests in and manages a group of information-communications companies across the globe, as Managing Director for North America and Europe. From January 1999 through 2009, Mr. Clontz served as President and Chief Executive Officer of StarHub, Ltd., a Singapore-based, publicly traded information-communications corporation providing a full range of information, communications and entertainment services over fixed, mobile, Internet and cable TV networks. He continues to serve as a non-executive director of StarHub. In January 2010, Mr. Clontz joined the Board of Directors of eircom Limited, which is the largest telecommunications services provider in Ireland. Mr. Clontz was appointed to the Board of Directors of Equinix, Inc., a leading global provider of network-neutral data centers and Internet exchange services, in April 2005. In February 2004, he was appointed to the Executive Committee of the Board of Directors of Global Crossing Limited, which provides telecommunications solutions over a global IP-based network. Mr. Clontz is a global telecommunications industry leader with thirty-seven years of industry-specific experience whose deep knowledge of the wireless markets brings valuable insight that is needed to evolve and execute the company’s strategy to be a leading innovator in wireless technology solutions. For these reasons, the board has concluded that Mr. Clontz should serve as a director of the company.

Mr. Kamins, 61, has been a director of the company since December 2003. Mr. Kamins is the principal member of UpFront Advisors, a business consulting services firm he founded in March 2009. From July 1999 until his retirement in February 2009, Mr. Kamins served as Corporate Senior Vice President of Avnet, Inc., one of the world’s largest global distributors of electronic components, enterprise computing and embedded subsystems. Mr. Kamins served as Chief Information Officer of Avnet beginning in July 2004 and accepted the newly created post of Chief Operational Excellence Officer in July 2006. As a long-time senior executive in the high technology industry with extensive operational and management experience, Mr. Kamins contributes valuable advice to the board regarding the company’s challenges and opportunities. For these reasons, the board has concluded that Mr. Kamins should serve as a director of the company.

Continuing directors with terms expiring at the 2012 annual meeting

Mr. Kritzmacher, 49, has been a director of the company since June 2009. Mr. Kritzmacher has served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, which provides telecommunications solutions over a global IP-based network, since October 2008. Previously, Mr. Kritzmacher served as Chief Financial Officer at Lucent Technologies, a provider of telecommunications systems and services. Before becoming Chief Financial Officer, Mr. Kritzmacher rose through a variety of positions with increasing responsibility during his 10 years at Lucent, including Senior Vice President and Corporate Controller. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent. He is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance to the board, especially with respect to complex financial and accounting issues, and serves as the board’s audit committee financial expert. For these reasons, the board has concluded that Mr. Kritzmacher should serve as a director of the company.

Mr. Merritt, 51, has been a director of the company since May 2005. He has also served as President and Chief Executive Officer of the company since May 2005 and as President and Chief Executive Officer of InterDigital Communications, LLC, a wholly owned subsidiary of the company, since its formation in July 2007. Mr. Merritt served as General Patent Counsel of the company from July 2001 to May 2005 and as President of InterDigital Technology Corporation, a wholly owned patent licensing subsidiary of the company, from July 2001 to January 2008. In his current and former roles, Mr. Merritt has played a vital role in managing the company’s intellectual property assets and overseeing the growth of its patent licensing business. He also possesses tremendous knowledge about the company from short- and long-term strategic perspectives and from a day-to-day operational perspective and serves as a conduit between the board and management while overseeing management’s efforts to realize the board’s strategic goals. For these reasons, the board has concluded that Mr. Merritt should serve as a director of the company.

Amendment of the Articles of Incorporation and Bylaws to Provide
for the Annual Election of Directors and
Immaterial Changes to the Articles of Incorporation
(Proposal 2)

Description

On March 5, 2010, the board of directors voted unanimously to approve taking the necessary steps to provide for the annual election of directors. Specifically, the board voted to approve, and to recommend to our shareholders that they approve: (1) phasing out the classification of the board of directors and providing instead for the annual election of directors through amendments to the company’s articles of incorporation (the “Articles”) and the company’s bylaws (the “Bylaws”) and (2) adopting certain immaterial conforming and technical changes to the Articles.

The board of directors has determined that it is in the company’s best interests at this time to eliminate its classified board. In recent years, an increasing number of public companies have decided to eliminate classified board structures and allow shareholders to vote annually on the election of all directors. This growing trend reflects the view that annual elections enhance director accountability to shareholders by allowing shareholders to evaluate and vote on the election of each director each year. Many investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. After considering evolving best practices in corporate governance, input from the company’s shareholders and the company’s current circumstances, including its size and financial strength, the board has determined that shareholders should have the ability to vote annually on the election of all of the company’s directors.

The proposed amendments to the Articles and Bylaws would implement annual elections and include other conforming and technical changes that may be necessary or appropriate to implement annual elections. Under the Articles and Bylaws, the board of directors is currently divided into three classes, as nearly equal in number as possible, composed of directors each serving terms of office of three years.

If the company’s shareholders approve the proposed amendments, the Articles and Bylaws would provide for the annual election of directors beginning at the 2011 annual meeting of shareholders. Directors elected by the shareholders of the company prior to the 2011 annual meeting, and directors appointed by the board prior to the 2010 annual meeting, would complete their three-year terms. Beginning with the annual meeting of shareholders in 2013, the declassification of the board of directors would be complete and all directors would be subject to election for one-year terms at each annual meeting of shareholders. In addition, directors elected to fill newly created directorships resulting from an increase in the number of directors will hold office until the next annual meeting and until their successors are elected and qualified. Similarly, directors elected to fill vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause will serve for the remainder of the full term of office of the directors whom they replaced and until their successors are elected and qualified.

In determining whether to recommend declassification as described above, the board of directors carefully reviewed the various arguments for and against a classified board structure. Classified boards may offer advantages, such as fostering continuity and stability and providing protection against takeovers. However, the board of directors also recognizes that classified boards may be perceived as reducing the accountability of directors to shareholders because shareholders do not have the opportunity to evaluate and elect each director each year. Accordingly, the board of directors has determined that it is in the company’s best interests at this time to eliminate its classified board and urges shareholders to approve the amendments to the Articles and Bylaws in this proposal. If shareholders approve the proposed amendments, the company will restate its Articles and Bylaws to reflect the amendments.

The description set forth above is a summary of the proposed changes to the Articles and Bylaws. Appendix A to this proxy statement includes the Amended and Restated Articles of Incorporation and the relevant sections of the Bylaws reflecting these changes. Deletions appear in brackets, and additions are double-underlined.

Vote Required and Board Recommendation

The affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the outstanding shares of common stock is required to approve the proposed amendments to the Articles and Bylaws to phase out the classification of the board of directors and provide for the annual election of directors and to adopt certain immaterial conforming and technical changes to the Articles.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS.

Ratification of Appointment of
Independent Registered Public Accounting Firm
(Proposal 3)

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2010. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the board is submitting it to the shareholders as a matter of good corporate governance. If the shareholders do not ratify the appointment, the audit committee will consider the selection of another independent registered public accounting firm in future years.

Representatives from PwC will be present at the annual meeting to make a statement, if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PwC for the fiscal years ended December 31, 2009 and 2008 were as follows:

	2009	2008

Description of Fees
Audit Fees(1)	$617,000	$649,000
Audit-Related Fees(2)	$70,000	$78,700
Tax Fees(3)	$363,000	297,639
All Other Fees(4)	$1,500	$1,500
Totals	$1,051,500	$1,026,839

(1)	Audit Fees consist of the aggregate fees billed by PwC in the above two fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years.

(2)	Audit-Related Fees consist of fees incurred for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees,” and relate primarily to consultation concerning financial accounting and reporting standards.

(3)	Tax Fees consist of the aggregate fees billed by PwC in the above two fiscal years related to a foreign tax study and other technical advice related to foreign tax matters.

(4)	All Other Fees consist of the aggregate fees billed by PwC in the above two fiscal years for certain accounting research software purchased by the company from PwC.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy requires that it pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the audit committee has pre-approved, an engagement to provide the service requires pre-approval by the audit committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the service fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services are discussed and pre-approved by the audit committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the audit committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided.

The audit committee has delegated pre-approval authority to its chairman for cases where services must be expedited. In cases where the audit committee chairman pre-approves a service provided by the independent registered public accounting firm, the chairman reports the pre-approval decisions to the audit committee at its next scheduled meeting. The company’s management provides the audit committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of additional services anticipated during the year.

All of the services related to fees disclosed above were pre-approved by the audit committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

REPORT OF THE AUDIT COMMITTEE

As more fully described in our charter, the audit committee oversees the company’s financial reporting processes on behalf of the board. In fulfilling our oversight responsibilities, the audit committee has reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2009, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Management has represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The audit committee has also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under Public Company Accounting Oversight Board (“PCAOB”) standards.

The audit committee has also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the accountant’s communications with the audit committee concerning independence and has discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, we recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC, and we retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2010.

AUDIT COMMITTEE:

Edward B. Kamins, Chairman
John A. Kritzmacher
Steven T. Clontz(1)

(1)	In connection with Mr. Belk’s election to the board and appointment to the audit committee, Mr. Clontz resigned from his position as a member of the audit committee on March 30, 2010.

EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of March 31, 2010:

Name	Age	Position

William J. Merritt	51	President and Chief Executive Officer
Scott A. McQuilkin	55	Chief Financial Officer
Richard J. Brezski	37	Vice President, Controller and Chief Accounting Officer
Gary D. Isaacs	50	Chief Administrative Officer
Brian G. Kiernan	63	Executive Vice President, Standards
Mark A. Lemmo	52	Executive Vice President, Corporate Development
James J. Nolan	49	Executive Vice President, Research and Development
Janet M. Point	51	Executive Vice President, Communications and Investor Relations
Lawrence F. Shay	51	Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel
Naresh H. Soni	51	Chief Technology Officer
Steven W. Sprecher	54	General Counsel and Secretary

There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment of each of our executive officers. Biographical information on Mr. Merritt is discussed under the caption “Continuing directors with terms expiring at the 2012 annual meeting” on page 12 of this proxy statement.

Scott A. McQuilkin is the company’s Chief Financial Officer, responsible for directing the organization’s financial planning and accounting practices and supporting the company’s capital markets efforts. Mr. McQuilkin joined the company in July 2007. Prior to InterDigital, Mr. McQuilkin served as Chief Financial Officer for Metavante Lending Solutions, a high growth technology firm providing business process automation to the financial services industry. Mr. McQuilkin had joined GHR Systems, Inc., a provider of lending technologies and related support services, in February 2000 as Chief Financial Officer and was responsible for finance, funding, acquisitions, accounting, strategy, human relations, facilities and risk management. In August 2006, GHR Systems was acquired by Metavante Corporation, a provider of banking and payment technology solutions and a wholly owned subsidiary of Marshall & Ilsley Corporation, a diversified financial services company. Mr. McQuilkin earned a Master of Business Administration from The Wharton School and a Bachelor of Science from Pennsylvania State University.

Richard J. Brezski is InterDigital’s Vice President, Controller and Chief Accounting Officer, responsible for the company’s internal and external financial reporting and analysis and tax and purchasing functions. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

Gary D. Isaacs is InterDigital’s Chief Administrative Officer, responsible for overseeing human resources, information systems technology and corporate services across all company locations. Mr. Isaacs joined InterDigital as Director of Human Resources in September 1998, after spending three years at RCN Corporation, a telecommunications company, where he was Vice President, Human Resources. He was promoted to Vice President of Human Resources of InterDigital in April 1999 and named Chief Administrative Officer in February 2007. Mr. Isaacs attended college at The University of Manchester in England as part of a select international communications program prior to graduating with a Bachelor of Arts in Journalism from Pennsylvania State University.

Brian G. Kiernan is the company’s Executive Vice President, Standards, responsible for the development of new market and product initiatives and the coordination of InterDigital’s worldwide standards activities. Mr. Kiernan has been with the company since 1984. As Vice President of Engineering during the development of the company’s UltraPhone product, Mr. Kiernan was a principal contributor to InterDigital’s extensive portfolio of intellectual property. He was promoted to Senior Vice President, Standards, in July 1997, and in February 2007 Mr. Kiernan’s title was revised to Executive Vice President, Standards, without a change in responsibilities. Mr. Kiernan earned a Bachelor of Science in Electrical Engineering from The Newark College of Engineering and a Master of Science in Management Science from Fairleigh Dickinson University.

Mark A. Lemmo is InterDigital’s Executive Vice President, Corporate Development, responsible for managing corporate initiatives through strategic investments and acquisitions that align with the company’s technology roadmap. Mr. Lemmo has been with the company since 1987 and has led the establishment and growth of a number of key strategic partnerships. Mr. Lemmo held the position of Executive Vice President, Business Development and Product Management, from April 2000 to April 2009. Mr. Lemmo was named Executive Vice President, Corporate Development, in April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChiptm business. Mr. Lemmo earned a Bachelor of Science in Electrical Engineering and a Bachelor of Arts in Psychology and Liberal Arts from Temple University.

James J. Nolan is InterDigital’s Executive Vice President, Research and Development, responsible for directing the development of advanced wireless technologies, including the incubation of advanced wireless communication solutions and the evolution of standards-based technologies. Since joining the company in 1996, Mr. Nolan has held a variety of engineering and management positions, including serving as the company’s senior engineering officer since May 2006. In February 2007, Mr. Nolan’s title was revised to Executive Vice President, Engineering, without a change in responsibilities. Prior to leading the company’s engineering organization, he led technology and product development of modems, protocol software and radio designs for multiple wireless standards. Mr. Nolan was named Executive Vice President, Research and Development, in April 2009, in connection with the company’s decision to expand its technology development and licensing business and realign its SlimChip business. Mr. Nolan earned a Bachelor of Science in Electrical Engineering from the State University of New York at Buffalo, a Master of Science in Electrical Engineering from Polytechnic University and an Executive Master of Business Administration from Hofstra University.

Janet M. Point is InterDigital’s Executive Vice President, Communications and Investor Relations, responsible for corporate communications, investor relations and marketing. Ms. Point joined the company in January 2000 as Director of Investor Relations to manage and build the company’s relationship with the institutional and individual investment communities. In January 2006, she was promoted to senior communications officer for the company, responsible for corporate communications, investor relations and marketing, and in February 2007 Ms. Point’s title was revised to Executive Vice President, Communications and Investor Relations, without a change in responsibilities. Prior to InterDigital, she spent five years as Vice President of Investor Relations at Advanta Corporation, a specialty finance corporation. Ms. Point received her Master of Business Administration from the University of Michigan and her Bachelor of Arts in Economics and English from the University of Virginia.

Lawrence F. Shay is the company’s Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel and President of InterDigital’s patent holding subsidiaries. Mr. Shay is responsible for overseeing all activities pertaining to InterDigital’s patent licensing business, including managing the company’s intellectual property assets, negotiating and administering license agreements and supervising litigation relating to intellectual property rights. He joined InterDigital in November 2001 as Chief Legal Officer and served as Corporate Secretary from November 2001 to September 2004. In February 2007, Mr. Shay’s title was revised to Chief Legal and Government Affairs Officer, without a change in responsibilities. Mr. Shay was appointed to his current position in January 2008. He previously served as General Counsel of U.S. Interactive, Inc., a multinational, publicly held Internet professional services corporation.

U.S. Interactive filed a Chapter 11 bankruptcy petition in January 2001, and its reorganization plan was confirmed in September 2001. From 1985 until 1999, Mr. Shay practiced corporate law with Dilworth Paxson LLP, a major Philadelphia law firm. Mr. Shay earned his Juris Doctor, with honors, from the Temple University School of Law and is a magna cum laude graduate of Saint Joseph’s University, where he earned a Bachelor of Arts in Economics.

Naresh H. Soni joined the company as Vice President, Strategic Engineering, in July 2009 and was promoted to Chief Technology Officer in December 2009. He is responsible for the company’s technology strategy and roadmap, university and industry relationships and providing guidance on merger and acquisition opportunities as well as new research and development initiatives. Prior to joining the company, Mr. Soni founded Exemplar Technologies, a consulting firm that provides innovative services and product development strategies to clients. Previously, he served as Chief Technology Officer for Streamezzo, a venture-funded provider of interactive rich media solutions for some of the world’s leading handset manufacturers and wireless operators, and Vice President of the Computing Architecture Research Lab at Nokia, the world’s largest manufacturer of mobile devices by market share. Mr. Soni earned his Master of Science in Computer Engineering from the University of Texas, Austin, and a Bachelor of Science in Electrical Engineering from the University of Mumbai.

Steven W. Sprecher is InterDigital’s General Counsel and Secretary, responsible for overseeing all activities pertaining to the company’s legal and regulatory compliance issues. Mr. Sprecher joined the company in September 2007 as Deputy General Counsel, and he was promoted to General Counsel and Government Affairs Officer in March 2008. In September 2008, Mr. Sprecher was also appointed Secretary of the company. He previously served as Vice President, Legal, at Mindspeed Technologies, a semiconductor manufacturer, from April 2004 to August 2007. Prior to his role at Mindspeed, Mr. Sprecher was Of Counsel at Gibson, Dunn & Crutcher LLP, a global law firm. Mr. Sprecher earned his Juris Doctor and Master of Business Administration from the University of California, Los Angeles, and a Bachelor of Science in Physics from the United States Naval Academy.

The company’s executive officers are appointed to the offices set forth above to hold office until their successors are duly elected and qualified. Each executive officer is also an officer, with the same titles, of InterDigital Communications, LLC, a wholly owned subsidiary of the company, since its formation in July 2007.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Steven T. Clontz, Chairman
Edward B. Kamins
John A. Kritzmacher

Compensation Discussion and Analysis

This Compensation Discussion and Analysis focuses on the company’s compensation strategy, programs and practices for fiscal 2009 for the executive officers named in the Summary Compensation Table (the “named executive officers”) that follows this discussion.

Compensation Objectives and Philosophy

The compensation and benefits provided to the company’s named executive officers generally have, as their primary purpose, the attraction, retention and motivation of talented employees who will drive the execution of the company’s strategic plan, encourage company stock ownership and create long-term value for the company’s shareholders.

The core objectives of the company’s compensation program are to:

•	Provide a uniform and equitable means of recognizing and rewarding named executive officers based on their individual and collective contributions to company, and departmental and individual, goals, with an overarching “pay for performance” philosophy;

•	Provide that all elements of our compensation program (base pay, incentive compensation, equity awards) remain competitive through regular assessments of market conditions, including looking at industry-specific surveys and peer company compensation practices and programs; and

•	Incorporate flexibility in order to meet the rapidly changing market dynamics of the telecommunications industry.

The company’s total compensation program is part of an overall strategy to create an environment of collective effort toward common goals, to give each named executive officer both short- and long-term stakes in the success of the company and to reward named executive officers appropriately when company performance meets or exceeds desired objectives.

Factors Considered in Setting Compensation

In establishing compensation for the named executive officers, the compensation committee exercises its judgment after considering the following factors:

•	Company performance relative to established corporate goals;

•	Compensation levels at our peer group companies; and

•	The individual performance of the named executive officers.

In evaluating the accomplishment of 2009 goals and related compensation awards for the named executive officers, the compensation committee considered the company’s performance during 2009. During 2009, the company delivered solid financial results and significantly enhanced its intellectual property portfolio. In addition, the company secured patent licensing agreements with several customers, updated and started implementing its strategic plan to expand its technology development and licensing business and monetize the SlimChip product investment through technology licensing and ceased further product development of its SlimChip HSPA technology. The compensation committee also considered the extent to which the company achieved corporate goals established under the company’s Annual Employee Bonus Plan and Long Term Compensation Program (“LTCP”), as well as the chief executive officer’s assessment regarding the company’s achievement of the corporate goals.

The compensation committee also considered the compensation practices of other companies in the telecommunications/communications industry. Consistent with the core objectives of the company’s compensation program, the compensation committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the compensation committee reviews data on peer group companies to gain a general perspective on the compensation levels and practices at these companies and to assess the relative competitiveness of the compensation paid to the company’s named executive officers. The peer group data serve as a guide for the compensation committee in evaluating competitiveness; the committee does not target compensation (including specific pay elements and total compensation) for individual named executive officers to specific benchmarks. The compensation committee has engaged Compensation Strategies, Inc. (“CSI”) to assist it in the process of identifying peer group companies and gathering information on their practices. As part of the market review conducted in June 2009, CSI identified a peer group that included 20 companies from the technology/communications industry sector generally, including several companies that had patent licensing components to their businesses. The peer group companies had annual revenues in 2008 ranging from approximately $140 million to $1.1 billion, with median revenue of approximately $513 million, compared to InterDigital’s revenues of $228 million in 2008. The companies comprising the peer group were:

ADTRAN, Inc.	Avocent Corporation
Ciena Corporation	Comtech Telecommunications Corp.
DSP Group, Inc.	Harmonic Inc.
Infospace, Inc.	Rovi Corporation (f/k/a Macrovision Solutions Corporation)
Openwave Systems Inc.	PMC-Sierra, Inc.
Polycom, Inc.	Powerwave Technologies, Inc.
Rambus Inc.	RF Micro Devices, Inc.
Skyworks Solutions, Inc.	Sonus Networks, Inc.
Tekelec	Tessera Technologies, Inc.
TriQuint Semiconductor, Inc.	Viasat, Inc.

CSI gathered available information about individual positions, elements of compensation and overall compensation at the peer group companies and provided the compensation committee with this data, which the compensation committee reviewed. Although the compensation committee does not specifically target the median in setting compensation for the named executive officers, the company’s practice generally has been to pay near the median for comparable roles in the marketplace in order to attract, retain and motivate talented leaders.

The third factor that the compensation committee considered in determining compensation for our named executive officers in 2009 was individual performance, including the chief executive officer’s assessment of the other named executive officers’ individual performance. The compensation committee considered individual performance when setting both base salaries and the amount of the named executive officers’ annual bonuses, 25% of which, as discussed below, are based on individual performance.

Role of Compensation Committee, Executive Officers and Compensation Consultant in Compensation Decisions

The compensation committee determines the structure and amount of all named executive officer compensation. The committee has final authority with respect to these compensation decisions. The committee considers the recommendations of the chairman of the board in determining the base salary of the chief executive officer and the individual performance component of his annual bonus. As part of the annual performance and compensation review for our named executive officers other than the chief executive officer, the committee considers the chief executive officer’s assessment of each named executive officer’s individual performance, including identification of major individual accomplishments, and his recommendations with respect to their compensation. In addition, the chief executive officer provides an assessment to the compensation committee regarding the extent to which the company achieved corporate goals established under the company’s Annual Employee Bonus Plan and LTCP. From time to time, the compensation committee may also receive information from other executive officers about matters such as compensation trends and changes in the law that might affect the terms of the company’s compensation plans.

The compensation committee has retained CSI to assist the committee by providing relevant market data and by making recommendations to the committee regarding the structure and amounts of various components of executive compensation. CSI reports directly to the compensation committee. As discussed above under the heading “How are directors compensated?,” CSI also conducts periodic market reviews of the company’s non-management director compensation and provides other advice to the committee on director compensation matters. In addition, from time to time, CSI may advise the board and management on an ad hoc basis about discrete compensation-related issues. In June 2009, at the compensation committee’s direction, CSI conducted a market review of the company’s compensation levels for its senior executives. As discussed in more detail below, CSI assessed the competitiveness of the company’s named executive officer compensation as measured against a peer group recommended by CSI.

CSI did not provide any services to the company during 2009 other than the compensation consulting services described above.

Elements of Executive Compensation — Overview

The various elements of our compensation program are designed to promote specific compensation objectives, with a view toward furthering the three core objectives of the program, which are described above. The company’s compensation program for its named executive officers includes a mix of current and long-term compensation, both of which have cash and equity components.

The basic components of the named executive officers’ current compensation are:

•	Base salary;

•	Annual bonus;

•	401(k) matching and profit-sharing contributions; and

•	Supplemental payment program.

The named executive officers are also eligible for, and participate in, a variety of savings, health and welfare plans that are available to all U.S. employees of the company.

Long-term compensation for the named executive officers is paid out under the LTCP, as more fully described below. The LTCP has two components: (i) equity (in the form of time- and performance-based RSUs) and (ii) a cash award based on the achievement of corporate goals after the completion of cycles that are generally three years in length.

The company’s compensation programs for senior management, including the named executive officers, are designed to attract, retain and motivate executive talent as well as align their interests with those of our shareholders. To achieve this result, we employ a mix of current and long-term elements, as well as a mix of cash and equity. The balance between equity and cash, and short- and long-term compensation, is established in our program documents. We also have established executive stock ownership guidelines to ensure that our senior officers achieve and maintain meaningful levels of equity ownership in the company. To ensure that our compensation programs overall are meeting the stated objectives, we periodically compare our programs to those used by our peer group and make adjustments as necessary. Further, in implementing the plans, the compensation committee also considers the current equity ownership of the executives and can, as permitted under the plans, adjust payouts between cash and equity to drive achievement of the stock ownership guidelines.

Current Compensation

Base Salary

Base salary is the guaranteed element of a named executive officer’s annual cash compensation. Base salaries for the company’s named executive officers are designed to attract and retain highly qualified individuals. The compensation committee approves base salaries for the named executive officers annually based on the committee’s assessment of each named executive officer’s individual performance during the prior year and his or her experience and scope of responsibilities within the company. The committee also considers salaries paid to similarly situated executives within the company’s peer group and information on changes in the Consumer Price Index provided by management.

In 2009, salary adjustments for our named executive officers were based primarily on individual performance and peer group data. Although the compensation committee does not specifically target the median in setting compensation for the named executive officers, the company’s practice generally has been to pay near the median for comparable roles in the marketplace in order to attract, retain and motivate talented leaders. Individual adjustments generally are made after the compensation committee considers the performance of each executive, together with job tenure, individual responsibilities, the unique nature of certain positions and other elements of the individual’s annual cash, total and projected compensation. Salary adjustments for 2009 resulted in increases ranging from 0% to 6.6% for the named executive officers. Mr. Merritt’s base salary remained flat from 2008 to 2009 primarily because on January 1, 2009 he received, in lieu of a salary increase, a one-time grant of 4,000 RSUs, which are scheduled to vest annually, in three equal installments, beginning on the grant date. Messrs. Lemmo and McQuilkin received salary increases of 4% and 4.5%, respectively, consistent with the company’s salary increases for employees generally. Mr. Shay, who oversees the company’s patent licensing business, received an increase of 6.1% to maintain competitiveness with respect to compensation for comparable roles in the marketplace. Finally, Mr. Nolan received an increase of 6.6%, which reflects the expansion of the scope of his responsibilities upon his promotion to Executive Vice President, Research and Development, in connection with the company’s decision to expand its technology development and licensing business.

Annual Bonuses

Bonus awards are designed to reward the achievement of annual business goals and the individual accomplishments of the named executive officers. Bonuses are payable to the named executive officers under the company’s Annual Employee Bonus Plan. The targeted annual bonus of each of the company’s named executive officers is set as a percentage of salary. Those percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company. For 2009, those percentages were 75% for Mr. Merritt, 50% for Messrs. McQuilkin and Shay and 40% for the other named executive officers. The compensation committee increased Mr. Merritt’s annual bonus target percentage from 57% in 2008 to 75% in 2009 and Mr. McQuilkin’s percentage from 40% in 2008 to 50% in 2009 after consulting market and industry data and in order to maintain competitiveness with respect to compensation for comparable roles in the marketplace. The amount awarded is based 75% on achievement of annual corporate goals and 25% on individual performance.

In 2009, the primary corporate goals were: securing additional patent and technology licensees, building the scale of or selling the company’s modem business, updating and implementing the company’s strategic plan, enhancing the company’s intellectual property portfolio, limiting cash spending and strengthening the organization. The specific goals, and the relative weights assigned to each, were as follows:

Goal	Description	Target Weight

Top-5 3G handset licensing	The number of licensees licensed in the year correspond to the attainment of 0% to 300% of the designated target weight percentage	25%
Strategic plan	Update and implement a strategic plan that generates material growth in the company’s enterprise value to attain between 0% and 100% of the designated target weight percentage	25%
Non-top-5 handset licensing	The number of licensees licensed in the year and the discounted aggregate future revenue to be generated from such deals correspond to the attainment of the designated target weight percentage	10%
Modem business	Effectively build scale of or sell business to attain between 0% and 100% of the designated target weight percentage	10%
IPR creation and business	Obtain certain numbers of patented or patentable contributions, gain acceptance of certain inventions into the various standards bodies applicable to the company and maintain active and effective involvement in patent legislation efforts to attain between 0% and 100% of the designated target weight percentage	10%
Cash spending	Excluding cash costs related to arbitration/litigation, supplemental compensation, commissions and certain non-operational expenses, hold cash spending below specified dollar amounts to attain between 0% and 100% of the designated target weight percentage	10%
Organizational development	Complete and implement development and succession plans, rotational assignments, training compliance and annual organizational reviews to attain between 0% and 100% of the designated target weight percentage	10%
TOTAL		100%

The annual corporate goals are generally structured to challenge management to achieve results that could be met through reasonable “stretch” performance and that collectively yield a payout at or about 100% of target. Historically, the company achieved, in the aggregate, 100% of the 2008 annual corporate goals, 83% of the 2007 annual corporate goals, 52.5% of the 2006 annual corporate goals, 94% of the 2005 annual corporate goals and 110% of the 2004 annual corporate goals. At the end of 2009, the chief executive officer provided his assessment to the compensation committee regarding the extent to which the company achieved the annual corporate goals. The committee considered this assessment and in particular discussed the company’s failure to enter into a patent licensing agreement with a top-five 3G handset manufacturer in 2009. Following discussion among the members, the compensation committee determined that the company achieved, in the aggregate, 75% of the 2009 annual corporate goals.

In determining the annual bonus of the chief executive officer for 2009, the compensation committee considered the recommendations of the chairman of the board and reviewed the individual performance of the chief executive officer in 2009. For the other named executive officers, the compensation committee reviewed the performance assessments provided by the chief executive officer. The compensation committee also has discretion to exercise its judgment based on interactions with each named executive officer. As noted above, the amount awarded as annual bonus is based 75% on achievement of annual corporate goals and 25% on individual performance. The payout under the portion of the annual bonus attributable to individual performance may range from 0% to 150% of the target amount for such portion, depending upon the individual executive’s performance assessment. The annual bonuses for fiscal 2009 paid to the named executive officers in 2010 were entirely in cash.

Savings and Protection (401(k)) Plan

The company’s Savings and Protection Plan (the “401(k) Plan”) is a tax-qualified retirement saving plan pursuant to which employees, including the named executive officers, are able to contribute the lesser of 100% of their annual base salary or the limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s salary contributed to the 401(k) plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.

Supplemental Payment and Profit-Sharing Programs

The supplemental payment program provides all employees with an annual cash payment equal to 3.5% of their annual base salary, payable quarterly in arrears. This program is designed to serve as a retention incentive. Starting in 2009, each executive-level employee, including each named executive officer, receives, in lieu of participating in the supplemental payment program, an annual grant of 1,000 shares of the company’s common stock, which are subject to a one-year restriction on transferability. The purpose of paying the supplement in the form of equity is to enhance senior management stock ownership, thereby fostering the alignment of senior management’s interests with those of our shareholders.

In addition, the compensation committee approved a profit-sharing 401(k) contribution to each employee, including the named executive officers, of 1.5% of the employee’s salary earned in 2009, up to the cap mandated by the IRS, which was paid in first quarter 2010.

Long-Term Incentives

The company’s LTCP is designed to incentivize the named executive officers to achieve strong corporate performance aligned with the company’s long-term strategic plan, to align the interests of the named executive officers with shareholders and to attract and retain highly qualified individuals. The LTCP is comprised of both equity and cash components, which include:

•	Performance-based and time-based RSU awards; and

•	A performance-based cash award.

The LTCP consists of overlapping cycles that are generally three years in length. The first cycle under the program covered the period from April 1, 2004 to January 1, 2006 and included both RSU (“RSU Cycle 1”) and cash (“Cash Cycle 1”) components. The second cycle originally covered the period from January 1, 2005 to January 1, 2008 (“Cycle 2”) and also included both RSU (“RSU Cycle 2”) and cash (“Cash Cycle 2”) components. In second quarter 2005, the compensation committee amended the LTCP to end Cash Cycle 2 on June 30, 2005 and to begin a new cash cycle (“Cash Cycle 2a”) covering the 3.5-year period from July 1, 2005 through December 31, 2008. The compensation committee amended the LTCP because it believed that several events, including the conclusion of a major arbitration that would have had a significant one-time effect on achievement of corporate goals, and the appointment of a new chief executive officer, warranted the establishment of new long-term goals, and because the parallel cycles that previously existed resulted in erratic expense patterns for the company every other year. The RSU component of the third cycle (“RSU Cycle 3”) began on January 1, 2007 and runs to January 1, 2010; the cash component of the third cycle (“Cash Cycle 3”) began on January 1, 2008 and runs through December 31, 2010. The RSU component of the fourth cycle (“RSU Cycle 4”) began on January 1, 2009 and runs to January 1, 2012; the cash component of the fourth cycle (“Cash Cycle 4”) began on January 1, 2010 and runs through December 31, 2012.

Participants may earn a pro-rata portion of their awards under the LTCP in the event of death, disability or retirement or if the company terminates their employment without cause. Participants also may earn their full awards in the event of a change in control of the company as defined under the LTCP.

Equity Awards

Each named executive officer receives RSU awards under the LTCP based on a percentage of their base salary at the time of grant. Awards under the LTCP are paid out at the end of each cycle for all senior management participants, including the named executive officers. Until 2006, the equity component of the LTCP consisted solely of time-based RSUs, which for members of senior management vest in full on the third anniversary of the grant date. To align management’s compensation with corporate performance more closely, in August 2006 members of senior management were offered the opportunity to exchange 50% of their then-current time-based RSUs (from Cycle 2) for an equal number of performance-based RSUs, with the level of payout tied to the company’s achievement of pre-approved performance goals established by the compensation committee. All the named executive officers participated in this exchange offer, other than Mr. McQuilkin, who joined the company in July 2007 and was therefore not eligible to participate in the equity award portion of Cycle 2. In December 2006, the LTCP was amended so that, beginning with RSU Cycle 3, executives now receive 50% of their RSU grant as performance-based RSUs and 50% as time-based RSUs.

Under the performance-based RSU component of the LTCP, 100% achievement of the corporate goals set by the compensation committee results in a 100% payout of the performance-based RSU incentive target amounts. For each 1% change above or below 100% achievement, the actual award amount is adjusted by four percentage points, with a minimum payout of 20% of target and a maximum payout of 300%. For performance that falls below 80% of target, no RSU payout would occur. Unvested performance-based and time-based RSUs are entitled to receive dividend equivalents at the same time and only to the extent that the awards are paid out.

Cash Awards

The cash portion of the LTCP provides performance-based cash awards to the named executive officers based on the company’s achievement of pre-approved performance goals established by the compensation committee for each program cycle. As with the equity component discussed above, each participant’s target award is established as a percentage of his or her base salary in effect at the start of each cycle, and the payout is based on the company’s achievement of the applicable long-term goals.

RSU Cycle 3

The amount of the RSUs (both time- and performance-based) granted on January 1, 2007 pursuant to RSU Cycle 3 to each named executive officer was based on the following percentages of base salary. Such percentages are set to reflect the relative influence and importance of each named executive officer’s role within the company.

	Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	80	%(1)
Mark A. Lemmo	80%
James J. Nolan	80%
Lawrence F. Shay	90%

(1)	Mr. McQuilkin’s prorated RSU award under RSU Cycle 3 was based on his salary on July 9, 2007, his date of hire.

For RSU Cycle 3, in order to receive a payout of the performance-based RSUs, the company had to achieve the specified goals, which focused on elements of the company’s strategic plan that related to our realigned SlimChip business. The company did not meet the minimum performance goals for the cycle, so there was no payout of performance-based RSUs granted under RSU Cycle 3.

Cash Cycle 3

For Cash Cycle 3, the percentages of January 1, 2008 base salaries used to calculate the LTCP cash awards to the named executive officers were as follows. Such percentages are set to reflect the relative influence and importance of each named executive officer’s role within the company. Effective January 1, 2008, the compensation committee increased Mr. Lemmo’s LTCP target percentage from 80% to 90% because, pursuant to the terms and conditions of the LTCP, he had served in his capacity for three consecutive years and also increased Mr. Shay’s LTCP target percentage from 90% to 100% after consulting market and industry data and in order to maintain competitiveness with respect to compensation for comparable roles in the marketplace.

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	80%
Mark A. Lemmo	90%
James J. Nolan	80%
Lawrence F. Shay	100%

The objectives underlying the goals established for Cash Cycle 3 are to drive the company’s strategic plan and complement the annual bonus plan goals for each of the three years covered by the cycle. The goals associated with Cash Cycle 3 are: (i) achieve patent licensing / technology solutions revenue coverage at a specified target percentage of the 3G market on terms consistent with our strategic plan and (ii) generate a specified amount of free cash flow over the period of the cycle.

The Cash Cycle 3 goals are structured to challenge management to achieve results that collectively yield a payout at or about 100% of target. The payout may exceed or be less than the targeted percentage of base salary depending on the company’s level of goal achievement, or there may be no payout at all if the company fails to meet the minimum performance goals for the cycle. Historically, the company achieved, in the aggregate, results that yielded no payout under RSU Cycle 3 and payouts at 175% of target for Cash Cycle 2a, 20% of target for RSU Cycle 2, 50% of target for Cash Cycle 2 and 102.5% of target for Cash Cycle 1. RSU Cycle 1 consisted solely of time-based RSUs.

RSU Cycle 4

The amount of RSUs (both time- and performance-based) granted on January 1, 2009 pursuant to RSU Cycle 4 to each named executive officer was based on the following percentages of base salary. These percentages are intended to reflect the relative influence and importance of each named executive officer’s role within the company. Effective with Mr. Shay’s promotion on January 1, 2008 to Executive Vice President, Intellectual property, and Chief Intellectual Property Counsel, the compensation committee increased Mr. Shay’s LTCP target percentage from 80% to 100%. Effective January 1, 2009, the compensation committee increased Mr. McQuilkin’s LTCP target percentage from 90% to 100% after consulting market and industry data and in order to maintain competitiveness with respect to compensation for comparable roles in the marketplace and also increased Mr. Nolan’s LTCP target percentage from 80% to 90% because, pursuant to the terms and conditions of the LTCP, he had served in his capacity for three consecutive years.

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The objectives underlying the goals established for RSU Cycle 4 are to drive the company’s strategic plan and complement the annual bonus plan goals for each of the three years covered by the cycle. The goals associated with RSU Cycle 4 are: (i) achieve patent licensing revenue coverage at a specified target percentage of the 3G market on terms consistent with our strategic plan and (ii) generate a specified amount of free cash flow over the period of the cycle.

The RSU Cycle 4 goals are structured to challenge management to achieve results that collectively yield a payout at or about 100% of target. The payout may exceed or be less than the targeted percentage of base salary depending on the company’s level of goal achievement, or there may be no payout at all if the company fails to meet the minimum performance goals for the cycle. Historically, the company achieved, in the aggregate, results that yielded no payout under RSU Cycle 3 and payouts at 175% of target for Cash Cycle 2a, 20% of target for RSU Cycle 2, 50% of target for Cash Cycle 2 and 102.5% of target for Cash Cycle 1. RSU Cycle 1 consisted solely of time-based RSUs.

Cash Cycle 4

For Cash Cycle 4, the percentages of January 1, 2010 base salaries used to calculate the LTCP cash awards to the named executive officers were as follows. Such percentages are set to reflect the relative influence and importance of each named executive officer’s role within the company.

Percentage of
Named Executive Officer	Base Salary

William J. Merritt	120%
Scott A. McQuilkin	100%
Mark A. Lemmo	90%
James J. Nolan	90%
Lawrence F. Shay	100%

The goals associated with Cash Cycle 4 are currently being formulated. The payout may exceed or be less than the targeted percentage of base salary depending on the company’s level of goal achievement, or there may be no payout at all if the company fails to meet the minimum performance goals for the cycle.

Grant Practices

The timing and amount of the grants under the LTCP are formulaic. The terms and conditions of the LTCP provide that RSU grant values are calculated as a target percentage of the named executive officer’s base salary at either the beginning of the cycle or, if the named executive officer joined the company during the first two years of the cycle or was promoted during the first six months of the cycle, his or her date of hire or promotion, respectively. This amount is then divided by the fair market value of the company’s common stock either at the beginning of the cycle or the date of hire or promotion, as applicable, to determine the number of RSUs to be granted. For example, if a named executive officer’s target RSU award value is equal to 90% of his or her $250,000 base salary (i.e., $225,000), and the closing fair market value of our common stock on the last business day of the year prior to the commencement of the cycle is $30, the named executive officer would automatically be granted 7,500 RSUs on the first day of the new cycle. Half of the total award, or 3,750 RSUs, would be time-based, with the remaining half being performance-based.

The compensation committee believes that the procedures described above for setting the grant date of equity awards provides assurance that the grant timing does not take advantage of material non-public information.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code generally limits the company’s tax deduction for compensation paid to its chief executive officer and other named executive officers (excluding the chief financial officer) to $1 million per person in any tax year. Qualified performance-based compensation is not subject to the deduction limit if specified requirements are met. The compensation committee has considered the effects of Section 162(m) when implementing compensation plans and taken into account whether preserving the tax deductibility of compensation to named executive officers could impair the operation and effectiveness of the company’s compensation programs. However, the committee believes it is important to maintain flexibility to make adjustments to the company’s LTCP, despite the fact that in the future certain amounts paid to executives in excess of $1 million may not be deductible. For 2009, there was no compensation paid in excess of the $1 million threshold under Section 162(m).

Stock Ownership Guidelines

To align the interests of senior officers with those of our shareholders, the company has established minimum stock ownership guidelines for senior officers. Individuals are expected to meet their targets within five years of the date they become subject to the guidelines. The compensation committee established the guidelines with the advice of CSI, and the committee monitors compliance with the guidelines on an annual basis. Qualifying ownership includes common stock, including common stock held through the company’s 401(k) plan, restricted stock and RSUs. The chief executive officer’s target ownership is set at an amount of company common stock equal in value to four times his current annual base salary. In 2008, the compensation committee increased the minimum stock ownership guidelines for some of the company’s other senior officers. As a result, the other named executive officers are expected to own company stock valued at a multiple of two (Messrs. Lemmo and Nolan) or three (Messrs. McQuilkin and Shay) times their current annual base salary. All of the named executive officers were in compliance with the guidelines as of March 31, 2010.

Employment Agreements

The company has entered into employment agreements with each of the named executive officers that provide severance payments and benefits in the event of termination of employment under specified circumstances, including termination of the named executive officer’s employment within one year after a change of control of the company as defined in the employment agreement. Severance payments and benefits provided under the employment agreements are used to attract and retain executives in a competitive industry that has experienced ongoing consolidation and to ease an individual’s transition in the event of an unexpected termination of employment due to changes in the company’s needs. Information regarding the nature and circumstances of payouts upon termination is provided under the heading “Potential Payments upon Termination or Change in Control.”

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our named executive officers in the last three years. Our named executive officers include our chief executive officer, chief financial officer and our three other most highly compensated executive officers who were serving as executive officers of the company at December 31, 2009. Additional information regarding the items reflected in each column follows the table. All such compensation was attributable to services rendered to the company and its subsidiaries during fiscal 2009.

				Non-Equity
			Stock	Incentive Plan		All Other
		Salary	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)(1)(2)	($)(3)		($)(4)	($)

William J. Merritt	2009	500,000	737,500	323,438		11,715	1,572,653
President and Chief	2008	500,000	—	1,181,250	(5)	11,040	1,692,290
Executive Officer	2007	468,000	561,600	237,416		72,268	1,339,284
Scott A. McQuilkin(6)	2009	307,500	472,500	128,765		12,315	921,080
Chief Financial Officer	2008	294,250	97,300	310,200	(7)	11,040	712,790
	2007	131,310	342,150	47,140		15,788	536,388
Mark A. Lemmo	2009	316,500	312,350	102,863		11,715	743,428
Executive Vice President,	2008	304,365	—	626,141	(8)	11,040	941,546
Corporate Development	2007	295,500	265,950	103,130		39,974	704,554
James J. Nolan	2009	267,000	350,300	90,780		11,475	719,555
Executive Vice President,	2008	250,380	58,380	304,194	(9)	11,800	624,754
Research & Development	2007	234,000	187,200	86,346		30,400	537,946
Lawrence F. Shay	2009	328,900	576,400	137,727		11,715	1,054,742
Executive Vice President,	2008	310,000	211,800	576,993	(10)	11,040	1,109,833
Intellectual Property, and	2007	291,400	239,760	98,302		38,008	667,470
Chief Intellectual Property Counsel

(1)	Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for time-based and performance-based RSUs, discretionary RSUs and restricted stock awards granted during the designated fiscal year. The assumptions used in valuing these RSU and restricted stock awards are incorporated by reference to Notes 2 and 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees and directors is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards. The SEC’s disclosure rules previously required that we present stock award information for 2008 and 2007 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to stock awards (which meant, in effect, that amounts reported for any given year could reflect amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s disclosure rules require that we now present the stock award amounts in the applicable columns of the table above with respect to 2008 and 2007 on a similar basis as the 2009 presentation, using the aggregate grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past disclosure rules, the amounts reported in the table above for stock awards in 2008 and 2007 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in our Summary Compensation Table for these years.

(2)	The grant date fair value of performance-based RSUs are reported based on the probable outcome of the performance conditions, in accordance with SEC rules. Assuming that the maximum level of performance is achieved, the grant date fair value of the performance-based RSUs granted in 2009 would be: for Mr. Merritt, $1,037,500; for Mr. McQuilkin, $626,250; for Mr. Lemmo, $454,775; for Mr. Nolan, $470,450; and for Mr. Shay, $740,850.

(3)	Amounts reported for fiscal 2009 and fiscal 2007 represent the value of bonuses paid under the company’s Annual Employee Bonus Plan. Amounts reported for fiscal 2008 include the value of bonuses paid under the company’s Annual Employee Bonus Plan and payouts earned pursuant to Cash Cycle 2a under the LTCP.

(4)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2009:

	401(k) Plan	Profit-Sharing
	Matching	401(k) Plan	Life Insurance
	Contributions	Contributions	Premiums	Total
Named Executive Officer	($)(a)	($)(b)	($)(c)	($)

William J. Merritt	7,350	3,675	690	11,715
Scott A. McQuilkin	7,350	3,675	1,290	12,315
Mark A. Lemmo	7,350	3,675	690	11,715
James J. Nolan	7,350	3,675	450	11,475
Lawrence F. Shay	7,350	3,675	690	11,715

(a)	Amounts reported represent 50% matching contributions provided by the company to all employees, including the named executive officers, on the first 6% of the employee’s salary contributed to the 401(k) plan in fiscal 2009, up to the cap mandated by the IRS.

(b)	Amounts reported represent profit-sharing 401(k) contributions provided by the company to all employees, including the named executive officers, of 1.5% of the employee’s salary earned in fiscal 2009, up to the cap mandated by the IRS.

(c)	Amounts reported represent premium amounts paid by the company for group term life insurance for the benefit of each named executive officer.

(5)	Amount reported includes $299,250 paid under the company’s Annual Employee Bonus Plan and $882,000 paid pursuant to Cash Cycle 2a under the LTCP.

(6)	Mr. McQuilkin joined the company in July 2007.

(7)	Amount reported includes $117,700 paid under the company’s Annual Employee Bonus Plan and $192,500 paid pursuant to Cash Cycle 2a under the LTCP.

(8)	Amount reported includes $121,747 paid under the company’s Annual Employee Bonus Plan and $504,394 paid pursuant to Cash Cycle 2a under the LTCP.

(9)	Amount reported includes $102,656 paid under the company’s Annual Employee Bonus Plan and $201,538 paid pursuant to Cash Cycle 2a under the LTCP.

(10)	Amount reported includes $174,375 paid under the company’s Annual Employee Bonus Plan and $402,618 paid pursuant to Cash Cycle 2a under the LTCP.

Grants of Plan-Based Awards in 2009

The following table summarizes the grants of time-based RSU awards (TRSU) and performance-based RSU awards (PRSU) under RSU Cycle 4 of the LTCP, cash awards under the Annual Employee Bonus Plan (AEBP), other time-based RSU awards (RSU) under the company’s 2009 Stock Incentive Plan (the “2009 Plan”) and awards of restricted stock (RS) granted in lieu of participation in the company’s supplemental payment program, each made to the named executive officers during the year ended December 31, 2009. Each of these types of awards is discussed in the Compensation Discussion and Analysis above.

									All Other
			Estimated Future			Estimated Future			Stock	Grant
			Payouts Under			Payouts Under			Awards:	Date Fair
			Non-Equity Incentive			Equity Incentive			Number of	Value of
	Type		Plan Awards			Plan Awards			Shares of	Stock
	of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Awards
Name	Award	Date	($)	($)	($)	(#)	(#)	(#)	Units(#)	($)(1)

William J. Merritt	TRSU	1/1/2009							10,909	300,000
	PRSU	1/1/2009				2,182	10,909	32,727		300,000
	AEBP(2)		0	375,000	703,125
	RSU(3)	1/1/2009							4,000	110,000
	RS(4)	1/1/2009							1,000	27,500
Scott A. McQuilkin	TRSU	1/1/2009							5,591	153,750
	PRSU	1/1/2009				1,119	5,591	16,773		153,750
	AEBP(2)		0	153,750	288,281
	RSU(3)	1/1/2009							5,000	137,500
	RS(4)	1/1/2009							1,000	27,500
Mark A. Lemmo	TRSU	1/1/2009							5,179	142,425
	PRSU	1/1/2009				1,036	5,179	15,537		142,425
	AEBP(2)		0	126,600	237,375
	RS(4)	1/1/2009							1,000	27,500
James J. Nolan	TRSU	1/1/2009							4,369	120,150
	PRSU	1/1/2009				874	4,369	13,107		120,150
	AEBP(2)		0	106,800	200,250
	RSU(3)	1/1/2009							3,000	82,500
	RS(4)	1/1/2009							1,000	27,500
Lawrence F. Shay	TRSU	1/1/2009							5,980	164,450
	PRSU	1/1/2009				1,196	5,980	17,940		164,450
	AEBP(2)		0	164,450	308,344
	RSU(3)	1/1/2009							8,000	220,000
	RS(4)	1/1/2009							1,000	27,500

(1)	Grant date fair value of RSUs is determined in accordance with FASB ASC Topic 718. Additional information relating to assumptions used in determining such values is incorporated by reference to Notes 2 and 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2009.

(2)	Amounts reported represent the potential performance-based incentive cash payments each executive could earn pursuant to the Annual Employee Bonus Plan for fiscal 2009. Actual amounts earned for fiscal 2009 were based on the 2009 company goals established by the compensation committee in February 2009. At the time of grant, the incentive payments could range from the threshold amounts to the maximum amounts indicated. The actual amounts earned for 2009 and paid in 2010 are set forth in the Summary Compensation Table above.

(3)	These awards constitute one-time discretionary grants to the named executive officer specified. Each of these awards is scheduled to vest annually, in three equal installments, beginning on the grant date.

(4)	These awards constitute grants of shares of the company’s common stock that are subject to a one-year restriction on transferability. These awards were granted in lieu of participation in the company’s supplemental payment program.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table sets forth information concerning unexercised options, unvested stock and equity incentive plan awards for the named executive officers outstanding as of December 31, 2009.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number	Value of
	Option Awards(1)						Market	of Unearned	Unearned
			Number of			Number of	Value of	Shares,	Shares,
			Securities			Shares or	Shares or	Units or	Units or
			Underlying			Units of	Units of	Other	Other
			Unexercised	Option		Stock That	Stock That	Rights	Rights
			Options	Exercise	Option	Have Not	Have Not	That Have	That Have
			Exercisable	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Grant Date		(#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

William J. Merritt	01/01/09	(6)				2,667	70,836
	01/01/09					10,909	289,743
	01/01/09							10,909	289,743
	01/01/07					8,370	222,307
	07/12/01		40,000	12.07	07/12/11
	01/29/01		25,000	13.19	01/29/11
	03/30/00		20,000	25.25	03/29/10
Scott A. McQuilkin	01/01/09	(6)				3,334	88,551
	01/01/09					5,591	148,497
	01/01/09							5,591	148,497
	03/20/08	(6)				3,334	88,551
	07/09/07	(7)				2,861	75,988
	07/09/07	(8)				1,667	44,276
Mark A. Lemmo	01/01/09					5,179	137,554
	01/01/09							5,179	137,554
	01/01/07					3,964	105,284
	12/20/01		14,000	9.60	12/20/11
	03/30/00		20,000	25.25	03/29/10
James J. Nolan	01/01/09	(6)				2,000	53,120
	01/01/09					4,369	116,041
	01/01/09							4,369	116,041
	03/20/08	(6)				2,000	53,120
	01/01/07					2,790	74,102
	12/18/02		2,250	15.34	12/18/12
	07/17/01		7,500	12.40	07/17/11
	02/08/01		1,250	11.13	02/08/11
	01/17/01		7,500	10.75	01/17/11
	11/15/00		1,500	10.19	11/15/10
	08/08/00		1,250	17.13	08/08/10
	08/08/00		5,000	17.13	08/08/10
	01/14/00		5,000	39.00	01/14/10
Lawrence F. Shay	01/01/09	(6)				5,334	141,671
	01/01/09					5,980	158,829
	01/01/09							5,980	158,829
	01/18/08	(9)				3,334	88,551
	01/01/07					3,573	94,899
	08/27/02		3,000	8.90	08/27/12
	08/23/02		6,000	9.00	08/23/12
	12/20/01		5,000	9.60	12/20/11
	11/12/01		8,000	8.43	11/12/11

(1)	Commencing in 2004, the awarding of stock options was limited to newly hired employees. In 2006, the company ceased awarding stock options altogether. As of December 31, 2009, all reported option awards were fully vested and exercisable.

(2)	Amounts reported represent awards of time-based RSUs. All awards made on January 1, 2007 were time-based RSUs granted pursuant to RSU Cycle 3 under the LTCP and vested in full on January 1, 2010. Unless otherwise indicated, all awards made on January 1, 2009 were time-based RSUs granted pursuant to RSU Cycle 4 under the LTCP and are scheduled to vest in full on January 1, 2012.

(3)	Values reported were determined by multiplying the number of unvested time-based RSUs by $26.56, the closing price of our common stock on December 31, 2009.

(4)	Amounts reported represent awards of performance-based RSUs made pursuant to the LTCP. All awards were granted under RSU Cycle 4 and are scheduled to vest in full on January 1, 2012 provided that the compensation committee determines that at least the threshold level of performance was achieved with respect to the goals associated with the cycle.

(5)	Values reported were based on target performance measures and determined by multiplying the number of unvested performance-based RSUs by $26.56, the closing price of our common stock on December 31, 2009.

(6)	These awards constitute a one-time discretionary grant to the named executive officer specified. Each of these awards is scheduled to vest annually, in three equal installments, beginning on the grant date.

(7)	Award constitutes a “new hire” grant to Mr. McQuilkin in connection with his joining the company as Chief Financial Officer. This award is scheduled to vest annually, in three equal installments, beginning in 2008 on the anniversary of the grant date.

(8)	This award, granted to Mr. McQuilkin on his hire date, represents a prorated award of time-based RSUs under RSU Cycle 3, which began on January 1, 2007.

(9)	Award constitutes a promotional grant to Mr. Shay in connection with his appointment as President of the company’s patent holding subsidiaries and as Executive Vice President, Intellectual Property, and Chief Intellectual Property Counsel of the company. This award is scheduled to vest annually, in three equal installments, beginning on the grant date.

Option Exercises and Stock Vested

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2009 for the named executive officers.

	Option Awards
	Number of Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

William J. Merritt	29,000	620,570	2,333	64,158
Scott A. McQuilkin	—	—	5,999	157,771
Mark A. Lemmo	—	—	1,000	27,500
James J. Nolan	20,000	281,000	4,667	127,742
Lawrence F. Shay	—	—	6,999	189,906

(1)	Amount reported represents the total pre-tax value realized (number of shares exercised times the difference between the closing price of our common stock on the exercise date and the exercise price).

(2)	Amounts reported represent the total pre-tax value realized upon the vesting of restricted stock or RSUs (number of shares vested times the closing price of our common stock on the vesting date).

Potential Payments upon Termination or Change in Control

Named Executive Officer Employment Agreements

Each of the named executive officers has entered into an employment agreement and is party to various other arrangements with the company that provides severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Pursuant to the terms of the LTCP, if the named executive officer’s employment terminates in the event of long-term disability, death or absenteeism or is terminated by the company without cause (each as described below), the named executive officer would be entitled to pro-rata vesting of any time-based RSUs that would have vested at the end of the year during which the termination occurred. Time-based RSUs that would have vested at the end of subsequent years are forfeited entirely. If the named executive officer’s employment terminates for any reason during the first year of an LTCP cycle, the named executive officer forfeits eligibility to receive any cash award and all performance-based RSUs under that cycle. If, however, the named executive officer’s employment terminates during the second or third year of a cycle in the event of long-term disability, death or absenteeism or is terminated by the company without cause, the named executive officer would be eligible to earn a pro-rata portion of the cash award and performance-based RSUs under that cycle. Pursuant to the terms of the Annual Employee Bonus Plan, which require an employee to be working actively at the time of the payout (unless involuntarily terminated other than for intentional wrongdoing after the end of the plan year, but before the bonus is paid), the named executive officer would not be eligible to receive a bonus under the plan, although we retain the right to make exceptions to the eligibility requirements of the plan and have done so in the past. Any rights that the named executive officers have under these plans in connection with other termination scenarios are discussed below in connection with the relevant scenario.

Termination for Long-Term Disability

The company may terminate the employment of a named executive officer in the event of his long-term disability (as that term is defined in our Long-term Disability Plan), such that he is not otherwise qualified to perform the essential functions of his job either with or without reasonable accommodation. In the event the named executive officer’s employment terminates due to a long-term disability, the named executive officer is entitled to receive:

•	All accrued but unpaid (as of the date of termination) base salary; and

•	Other forms of compensation and bonus payable or provided in accordance with the terms of any then existing compensation, bonus or benefit plan or arrangement, including payments prescribed under any disability or life insurance plan or arrangement (“Other Compensation”).

Messrs. Merritt and Lemmo are also entitled to receive benefits that are provided to our similarly situated executive officers, including, without limitation, medical and dental coverage, optional 401(k) participation and expense reimbursement (“Benefits”). In addition, provided that Mr. Merritt or Mr. Lemmo executes our standard termination letter, which includes, among other things, a broad release of all claims against us and a reiteration of confidentiality and other post-termination obligations (a “Termination Letter”), each is entitled to receive, for a period of 18 months (in the case of Mr. Merritt) or one year (in the case of Mr. Lemmo) following termination: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability, in which he was entitled to participate at the time of termination, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him.

Termination Due to Retirement

The company’s retirement eligibility age is 70. For purposes of determining eligibility, the company employs a formula that sums the employee’s years of service and age. For each of the named executive officers, successfully meeting this eligibility requirement causes the vesting, on a pro-rata basis, of all otherwise unvested RSUs. For time-based RSUs, the pro-rated amount of RSUs will be determined by multiplying the full time-based award amount by a fraction equal to the portion of the vesting period that had transpired prior to the cessation of employment. For performance-based RSUs, the pro-rated amount will be determined as described above, but not until the LTCP cycle is completed and a determination has been made regarding performance against established goals.

Termination by Death

In the event of the termination of a named executive officer’s employment due to death, the company will pay to the named executive officer’s executors, legal representatives or administrators an amount equal to the accrued but unpaid portion of the named executive officer’s base salary, Benefits and Other Compensation up through the date on which he dies. The named executive officer’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which the named executive officer is a participant as our employee, and to exercise any rights afforded under any compensation or benefit plan then in effect.

Termination for Cause

The company may terminate a named executive officer’s employment at any time for “cause” upon the occurrence of any of the following: (i) any material breach by the named executive officer of any of his obligations under his employment agreement that is not cured within 30 days after he receives written notification from the company of the breach or (ii) other conduct by the named executive officer involving any type of willful misconduct with respect to the company, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or conviction of a felony. In the event of a termination of the named executive officer’s employment for cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation.

Pursuant to the terms of the LTCP, the named executive officer forfeits any rights under the LTCP and Annual Employee Bonus Plan if his employment terminates for cause.

Termination Without Cause

The company may terminate a named executive officer’s employment at any time, for any reason, without cause upon 30 days prior written notice to the named executive officer. In the event of a termination without cause, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, the named executive officer is entitled to receive: (i) severance in an amount equal to his base salary, payable in equal installments, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination. Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which the termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination for Absenteeism

The company may terminate a named executive officer’s employment in the event that he is absent for more than 150 days within any 12-month period. In the event of termination due to absenteeism, the named executive officer is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided he executes a Termination Letter, he is entitled to receive, for a period of one year (18 months in the case of Mr. Merritt) following termination: (i) regular installments of his base salary at the rate in effect at the time of termination, reduced by the amount of payments received for this period pursuant to any Social Security entitlement or any long-term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the named executive officer was entitled to participate at the time of termination and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to him. Mr. Merritt’s employment agreement provides that he is also entitled to receive an additional severance amount equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over a period of 18 months after the date of termination.

Termination by the Named Executive Officer

A named executive officer may terminate his employment with us at any time, for “good reason” or without “good reason,” provided that the date of termination is at least 30 days after the date he gives written notice of the termination to the company. For this purpose, “good reason” means: (i) the company’s failure to pay in a timely manner the named executive officer’s base salary or any other material form of compensation or material benefit to be paid or provided to him under his employment agreement or (ii) any other material breach of our obligations under his employment agreement that is not cured within 30 days after the company receives written notification from the named executive officer of the breach. In the event that the named executive officer terminates his employment, either for good reason or without good reason, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, if the termination is for good reason, and provided that the named executive officer executes a Termination Letter, he is entitled to receive: (a) severance in an amount equal to his base salary, payable in equal installments, and (b) medical and dental coverage on terms and conditions comparable to those most recently provided to him for the period of one year (18 months in the case of Mr. Merritt) commencing upon the date of termination.

Mr. Merritt’s employment agreement provides that he is also entitled to receive additional severance equal to 50% of his target bonus for the year in which termination occurs, payable in equal installments over the period of 18 months after the date of termination. Pursuant to the terms of the LTCP and Annual Employee Bonus Plan, Mr. Merritt forfeits any rights under these plans if he terminates his employment for any reason. If a named executive officer other than Mr. Merritt terminates his employment with us without good reason, the company generally may elect to pay severance of up to one year’s salary and continuation of medical and dental benefits for a period of one year.

Termination Following a Change in Control

If the company terminates a named executive officer’s employment (except for cause), or the named executive officer terminates his employment with us (whether or not for good reason) within one year following a change in control of the company, he is entitled to receive all accrued but unpaid (as of the effective date of termination) base salary, Benefits and Other Compensation. In addition, provided that he executes a Termination Letter, the named executive officer is entitled to receive, on the date of termination, an amount equal to two years’ worth of his base salary. For this purpose, “change in control of the company” means the acquisition (including by merger or consolidation, or by our issuance of securities) by one or more persons, in one transaction or a series of related transactions, of more than 50% of the voting power represented by our outstanding stock on the date of the named executive officer’s employment agreement, or a sale of substantially all of our assets.

Pursuant to the terms of the LTCP, upon termination of employment following a change in control (except for cause), the named executive officer is entitled to an early payout of his LTCP cash award in an amount that is the greater of either: (i) his target LTCP cash award or (ii) the LTCP cash award that would have been due to him at the end of the relevant LTCP cycle (but for the change in control), assuming the performance level achieved prior to the change in control continues to be the same through the remainder of the cycle. In addition, for each named executive officer, the occurrence of a change in control causes all otherwise unvested performance-based and time-based RSUs (whether granted as an LTCP, promotion or new hire award) and any other unvested equity awards to vest immediately in full. These actions will occur without regard to whether the named executive officer remains employed at the company and without regard to performance during the remainder of the LTCP cycles.

Pursuant to the terms of the Annual Employee Bonus Plan, the named executive officer is not eligible to receive a bonus under the Annual Employee Bonus Plan, with the exception of Mr. Shay, who is entitled to receive an amount equal to 100% of his target bonus for the year in which the change in control of the company occurs.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers pursuant to their employment agreements, as well as pursuant to the LTCP and Annual Employee Bonus Plan, upon: termination for long-term disability, termination by death, termination for cause, termination without cause, termination for absenteeism, termination by the named executive officer and termination upon a change in control of the company. The amounts shown assume that the termination was effective as of December 31, 2009 and the price per share of the company’s common stock was $26.56, the closing market price as of that date. The amounts reflected are estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can be determined only at the time the events described above actually occur.

William J. Merritt

Assuming the following events occurred on December 31, 2009, Mr. Merritt’s payments and benefits have an estimated value of:

					Payments	Payments			Value of
					under	under			Other
					Executive	Executive			Restricted
			Long-Term		Life	Long Term			Stock Units
	Salary		Compensation		Insurance	Disability	Welfare		Subject to
	Continuation		Plan		Program	Plan	Benefits		Acceleration
	($)		($)		($)	($)	($)		($)

Long-Term Disability	750,000	(1)	400,000	(4)	—	18,500 (7)	29,473	(8)	35,404	(9)
Retirement	—		400,000	(4)	—	—	—		35,404	(9)
Death	—		400,000	(4)	300,000 (6)	—	—		35,404	(9)
Without Cause	937,500	(2)	400,000	(4)	—	—	29,473	(8)	—
For Absenteeism	937,500	(2)	400,000	(4)	—	18,500 (7)	29,473	(8)	35,404	(9)
Voluntary Resignation for Good Reason	937,500	(2)	—		—	—	29,473	(8)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Merritt)	1,000,000	(3)	1,201,793	(5)	—	—	—		70,836	(10)
Change in Control (Without Termination)	—		1,201,793	(5)	—	—	—		70,836	(10)

(1)	This amount represents severance equal to Mr. Merritt’s base salary of $500,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments that Mr. Merritt receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Merritt was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to: (a) Mr. Merritt’s base salary of $500,000 for a period of 18 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective, and (b) additional severance equal to 50% of Mr. Merritt’s target bonus for 2009, which is payable in equal installments over a period of 18 months after the date of his termination.

(3)	This amount represents severance equal to two years of Mr. Merritt’s base salary of $500,000. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(4)	This amount represents the value, at December 31, 2009, of Mr. Merritt’s accrued LTCP benefits under Cash Cycle 3 upon termination related to events other than a change in control. We assumed 100%

achievement against the associated goals, and the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. This amount does not include the value of Mr. Merritt’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. Pursuant to the terms of the LTCP, Mr. Merritt would forfeit (a) time-based RSUs granted under RSU Cycle 3 that vest subsequent to December 31, 2009 and (b) all time-based and performance-based RSUs granted under RSU Cycle 4 since a termination on December 31, 2009 would occur during the first year of that program cycle.

(5)	This amount represents the value, at December 31, 2009, of Mr. Merritt’s accrued LTCP benefits under Cash Cycle 3, time-based RSUs granted under RSU Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 4 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals. This amount does not include the value of Mr. Merritt’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. The value shown is comprised of: (a) $400,000 for the award under Cash Cycle 3; (b) $222,307, representing the value of 8,370 time-based RSUs granted under RSU Cycle 3 based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009; (c) $289,743, representing the value of 10,909 time-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share; and (d) $289,743, representing the value of 10,909 performance-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(7)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Merritt under our executive long-term disability plan in the event of his termination due to disability on December 31, 2009, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(8)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2009 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 1,333 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

(10)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 2,667 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

Scott A. McQuilkin

Assuming the following events occurred on December 31, 2009, Mr. McQuilkin’s payments and benefits have an estimated value of:

					Payments	Payments			Value of
					under	under			Other
					Executive	Executive			Restricted
			Long-Term		Life	Long Term			Stock Units
	Salary		Compensation		Insurance	Disability	Welfare		Subject to
	Continuation		Plan		Program	Plan	Benefits		Acceleration
	($)		($)		($)	($)	($)		($)

Long-Term Disability	—		176,550	(3)	—	18,500 (6)	—		110,703 (8)
Retirement	—		176,550	(3)	—	—	—		110,703 (8)
Death	—		176,550	(3)	300,000 (5)	—	—		110,703 (8)
Without Cause	307,500	(1)	176,550	(3)	—	—	19,649	(7)	—
For Absenteeism	307,500	(1)	176,550	(3)	—	18,500 (6)	19,649	(7)	110,703 (8)
Voluntary Resignation for Good Reason	307,500	(1)	—		—	—	19,649	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. McQuilkin)	615,000	(2)	549,532	(4)	—	—	—		221,378 (9)
Change in Control (Without Termination)	—		549,532	(4)	—	—	—		221,378 (9)

(1)	This amount represents severance equal to Mr. McQuilkin’s base salary of $307,500 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. McQuilkin receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. McQuilkin was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. McQuilkin’s base salary of $307,500. He is entitled to this amount at the date of such termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2009, of Mr. McQuilkin’s accrued LTCP benefits under Cash Cycle 3 upon termination related to events other than a change in control. We assumed 100% achievement against the associated goals, and the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. This amount does not include the value of Mr. McQuilkin’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. Pursuant to the terms of the LTCP, Mr. McQuilkin would forfeit (a) time-based RSUs granted under RSU Cycle 3 that vest subsequent to December 31, 2009 and (b) all time-based and performance-based RSUs granted under RSU Cycle 4 since a termination on December 31, 2009 would occur during the first year of that program cycle.

(4)	This amount represents the value, at December 31, 2009, of Mr. McQuilkin’s accrued LTCP benefits under Cash Cycle 3, time-based RSUs granted under RSU Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 4 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals. This amount does not include the value of Mr. McQuilkin’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. The value shown is comprised of: (a) $176,550 for the award under Cash Cycle 3; (b) $75,988, representing the value of 2,861 time-based RSUs granted under RSU Cycle 3 based on a value of $26.56 per share, the per share closing price of our common stock on December 31,

2009; (c) $148,497, representing the value of 5,591 time-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share; and (d) $148,497, representing the value of 5,591 performance-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. McQuilkin under our executive long-term disability plan in the event of his termination due to disability on December 31, 2009, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. McQuilkin as of December 31, 2009 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 4,168 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 8,335 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

Mark A. Lemmo

Assuming the following events occurred on December 31, 2009, Mr. Lemmo’s payments and benefits have an estimated value of:

					Payment	Payments
					under	under
					Executive	Executive
			Long-Term		Life	Long Term
	Salary		Compensation		Insurance	Disability	Welfare
	Continuation		Plan		Program	Plan	Benefits
	($)		($)		($)	($)	($)

Long-Term Disability	316,500	(1)	182,619	(3)	—	18,500 (6)	19,649	(7)
Retirement	—		182,619	(3)	—	—	—
Death	—		182,619	(3)	300,000 (5)	—	—
Without Cause	316,500	(1)	182,619	(3)	—	—	19,649	(7)
For Absenteeism	316,500	(1)	182,619	(3)	—	18,500 (6)	19,649	(7)
Voluntary Resignation for Good Reason	316,500	(1)	—		—	—	19,649	(7)
Change in Control (Termination by Us (Except for Cause) or by Mr. Lemmo)	633,000	(2)	563,011	(4)	—	—	—
Change in Control (Without Termination)	—		563,011	(4)	—	—	—

(1)	This amount represents severance equal to Mr. Lemmo’s base salary of $316,500 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Lemmo receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Lemmo was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Lemmo’s base salary of $316,500. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2009, of Mr. Lemmo’s accrued LTCP benefits under Cash Cycle 3 upon termination related to events other than a change in control. We assumed 100% achievement against the associated goals, and the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. This amount does not include the value of Mr. Lemmo’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. Pursuant to the terms of the LTCP, Mr. Lemmo would forfeit (a) time-based RSUs granted under RSU Cycle 3 that vest subsequent to December 31, 2009 and (b) all time-based and performance-based RSUs granted under RSU Cycle 4 since a termination on December 31, 2009 would occur during the first year of that program cycle.

(4)	This amount represents the value, at December 31, 2009, of Mr. Lemmo’s accrued LTCP benefits under Cash Cycle 3, time-based RSUs granted under RSU Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 4 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals. This amount does not include the value of Mr. Lemmo’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. The value shown is comprised of: (a) $182,619 for the award under Cash Cycle 3; (b) $105,284, representing the value of 3,964 time-based RSUs granted under RSU Cycle 3 based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009; (c) $137,554, representing the value of 5,179 time-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share; and (d) $137,554, representing the value of 5,179 performance-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Lemmo under our executive long-term disability plan in the event of his termination due to disability on December 31, 2009, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Lemmo as of December 31, 2009 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

James J. Nolan

Assuming the following events occurred on December 31, 2009, Mr. Nolan’s payments and benefits have an estimated value of:

					Payment		Payments				Value of
					under		under				Other
					Executive		Executive				Restricted
			Long-Term		Life		Long Term				Stock Units
	Salary		Compensation		Insurance		Disability		Welfare		Subject to
	Continuation		Plan		Program		Plan		Benefits		Acceleration
	($)		($)		($)		($)		($)		($)

Long-Term Disability	—		133,536	(3)	—		18,500	(6)	—		53,120	(8)
Retirement	—		133,536	(3)	—		—		—		53,120	(8)
Death	—		133,536	(3)	300,000	(5)	—		—		53,120	(8)
Without Cause	267,000	(1)	133,536	(3)	—		—		16,164	(7)	—
For Absenteeism	267,000	(1)	133,536	(3)	—		18,500	(6)	16,164	(7)	53,120	(8)
Voluntary Resignation for Good Reason	267,000	(1)	—		—		—		16,164	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Nolan)	534,000	(2)	439,720	(4)	—		—		—		106,240	(9)
Change in Control (Without Termination)	—		439,720	(4)	—		—		—		106,240	(9)

(1)	This amount represents severance equal to Mr. Nolan’s base salary of $267,000 for a period of 12 months, which he is entitled to receive over this period after his termination once his Termination Letter becomes effective. The amount will be reduced by the amount of payments Mr. Nolan receives with respect to this period pursuant to any Social Security disability entitlement, or any long-term disability or other employee benefit plan, policy or program maintained by us to provide benefits in the event of disability, in which Mr. Nolan was entitled to participate at the time of his termination.

(2)	This amount represents severance equal to two years of Mr. Nolan’s base salary of $267,000. He is entitled to this amount at the date of his termination if his termination occurred within one year following a change in control.

(3)	This amount represents the value, at December 31, 2009, of Mr. Nolan’s accrued LTCP benefits under Cash Cycle 3 upon termination related to events other than a change in control. We assumed 100% achievement against the associated goals, and the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. This amount does not include the value of Mr. Nolan’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. Pursuant to the terms of the LTCP, Mr. Nolan would forfeit (a) time-based RSUs granted under RSU Cycle 3 that vest subsequent to December 31, 2009 and (b) all time-based and performance-based RSUs granted under RSU Cycle 4 since a termination on December 31, 2009 would occur during the first year of that program cycle.

(4)	This amount represents the value, at December 31, 2009, of Mr. Nolan’s accrued LTCP benefits under Cash Cycle 3, time-based RSUs granted under RSU Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 4 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals. This amount does not include the value of Mr. Nolan’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. The value shown is comprised of: (a) $133,536 for the award under Cash Cycle 3; (b) $74,102, representing the value of 2,790 time-based RSUs granted under RSU Cycle 3 based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009; (c) $116,041, representing the value of 4,369 time-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share; and (d) $116,041, representing the value of 4,369 performance-based RSUs based on a value of $26.56 per share.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Nolan under our executive long-term disability plan in the event of his termination due to disability on December 31, 2009, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of continued medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Nolan as of December 31, 2009 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 2,000 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 4,000 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

Lawrence F. Shay

Assuming the following events occurred on December 31, 2009, Mr. Shay’s payments and benefits have an estimated value of:

					Payment				Value of
					under	Payments			Other
					Executive	under			Restricted
					Life	Executive			Stock Units
	Salary		Long-Term		Insurance	Long Term	Welfare		Subject to
	Continuation		Compensation		Program	Disability	Benefits		Acceleration
	($)		Plan ($)		($)	Plan ($)	($)		($)

Long-Term Disability	—		206,667	(3)	—	18,500 (6)	—		155,270 (8)
Retirement	—		206,667	(3)	—	—	—		155,270 (8)
Death	—		206,667	(3)	300,000 (5)	—	—		155,270 (8)
For Cause	—		—		—	—	—		—
Without Cause	328,900	(1)	206,667	(3)	—	—	15,967	(7)	—
For Absenteeism	328,900	(1)	206,667	(3)	—	18,500 (6)	15,967	(7)	155,270 (8)
Voluntary Resignation for Good Reason	328,900	(1)	—		—	—	15,967	(7)	—
Change in Control (Termination by Us (Except for Cause) or by Mr. Shay)	822,250	(2)	619,222	(4)	—	—	—		230,222 (9)
Change in Control (Without Termination)	—		619,222	(4)	—	—	—		230,222 (9)

(1)	This amount represents severance equal to one year of Mr. Shay’s base salary of $328,900, which he is entitled to receive upon his termination provided that he executes a Termination Letter.

(2)	This amount represents severance equal to two years of Mr. Shay’s: (a) base salary of $328,900 and (b) Mr. Shay’s target annual bonus, which he is entitled to receive on the date of his termination, provided that he executes a Termination Letter, and if his termination occurs within one year following a change in control.

(3)	This amount represents the value, at December 31, 2009, of Mr. Shay’s accrued LTCP benefits under Cash Cycle 3 upon termination related to events other than a change in control. We assumed 100% achievement against the associated goals, and the amount was prorated by multiplying the award by a fraction equal to the portion of the program cycle that would have transpired prior to cessation of employment. This amount does not include the value of Mr. Shay’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. Pursuant to the terms of the LTCP, Mr. Shay would forfeit (a) time-based RSUs granted under RSU Cycle 3 that vest subsequent to December 31, 2009 and (b) all time-based and performance-based RSUs granted under RSU Cycle 4 since a termination on December 31, 2009 would occur during the first year of that program cycle.

(4)	This amount represents the value, at December 31, 2009, of Mr. Shay’s accrued LTCP benefits under Cash Cycle 3, time-based RSUs granted under RSU Cycle 3 and time- and performance-based RSUs granted under RSU Cycle 4 upon a change in control. Where applicable, we assumed 100% achievement against the associated goals. This amount does not include the value of Mr. Shay’s accrued LTCP benefits pursuant to performance-based RSUs granted under RSU Cycle 3 because actual goal achievement with respect to RSU Cycle 3 was determined to be less than the minimum level required for vesting of any such performance-based RSUs. The value shown is comprised of: (a) $206,667 for the award under Cash Cycle 3; (b) $94,899, representing the value of 3,573 time-based RSUs granted under RSU Cycle 3 based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009; (c) $158,828, representing the value of 5,980 time-based RSUs granted under RSU Cycle 4 based on a value of $26.56 per share; and (d) $158,828, representing the value of 5,980 performance-based RSUs based on a value of $26.56 per share.

(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $300,000.

(6)	This amount represents the actuarial present value of the monthly benefit that would become payable to Mr. Shay under our executive long-term disability plan in the event of his termination due to disability on December 31, 2009, calculated as follows: 60% of his monthly (pre-tax) base salary, up to $10,000, and a supplemental monthly payment of up to $8,500.

(7)	This amount represents the value of medical, dental and vision coverage pursuant to COBRA for a period of 12 months after termination on terms and conditions comparable to those most recently provided to Mr. Shay as of December 31, 2009 pursuant to his employment agreement, employing the assumptions used for financial reporting purposes under generally accepted accounting principles.

(8)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 5,846 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

(9)	This amount represents the value of unvested grants of RSUs to receive an aggregate of 8,668 shares of common stock, based on a value of $26.56 per share, the per share closing price of our common stock on December 31, 2009.

Post-Termination Obligations

Each of the named executive officers is bound by certain confidentiality obligations, which extend indefinitely, and by certain non-competition and non-solicitation covenants, which, with respect to Mr. Merritt, extend for a period of one year following termination of his employment for any reason and independent of any obligation the company may have to pay him severance and, with respect to each of Messrs. McQuilkin, Lemmo, Nolan and Shay, extend, as applicable: (i) for the period, if any, that he receives severance under his employment agreement, (ii) in the event his employment terminates for cause, a period of one year following termination or (iii) in the event that he terminates his employment without good reason, so long as we voluntarily pay severance to him (which we are under no obligation to do), for the period that he receives severance, but in no event for a period longer than one year. In addition, each of the named executive officers is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the named executive officer.

Taxes

In the event any amount or benefit payable to the named executive officer under his employment agreement, or under any other plan, agreement or arrangement applicable to him, is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code, the named executive officer is entitled, in addition to any other amounts payable under the terms of his employment agreement or any other plan, agreement or arrangement, to a cash payment in an amount sufficient to indemnify him (or any other person as may be liable for the payment of the excise tax) for the amount of any such excise tax, and leaving the named executive officer with an amount, net after all federal, state and local taxes, equal to the amount he would have had if no portion of his benefit under the plan constituted an excess parachute payment, as defined in Section 4999. Notwithstanding the foregoing, the determination of the amount necessary to indemnify the named executive officer will be made taking into account all other payments made to him under any plans, agreements or arrangements aside from his employment agreement that are intended to indemnify him with respect to excise taxes on excess parachute payments.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2009:

		Weighted-Average
	Number of Securities to be	Exercise Price of
	Issued Upon Exercise of	Outstanding	Number of Securities Remaining
	Outstanding Options,	Options, Warrants and	Available for Future Issuance
Plan Category	Warrants and Rights	Rights	under Equity Compensation Plans(1)

Equity compensation plans approved by InterDigital shareholders	2,275,215	$18.36	3,398,816
Equity compensation plans not approved by InterDigital shareholders(2)	339,982	$18.52	—
Total	2,615,197	$18.39	3,398,816

(1)	On June 4, 2009, the company’s shareholders adopted and approved the 2009 Plan. As of that date, no further grants were permitted under any previously existing stock plans of the company (the “Pre-existing Plans”), and all remaining equity instruments available for grant under the Pre-existing Plans became available for grant under the 2009 Plan. Amount reported relates to the 2009 Plan. A description of the 2009 Plan is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2009.

(2)	Amounts reported relate to a Pre-existing Plan, the company’s 2002 Stock Award and Incentive Plan (the “2002 Plan”). As of June 4, 2009, no further grants were permitted under the 2002 Plan. A description of the 2002 Plan is incorporated by reference to Note 11 to the consolidated financial statements set forth in the company’s annual report on Form 10-K for the year ended December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 44,108,940 shares of our common stock outstanding on March 31, 2010, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each named executive officer and all directors and executive officers as a group. Each named beneficial owner’s address is c/o InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. Except for shares held in brokerage accounts that may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2010, we treat the common stock underlying those securities as owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
		Percent
Name	Shares	of Class

Directors:
Steven T. Clontz(1)	177,448	*
Jeffrey K. Belk	—	*
Edward B. Kamins	24,000	*
John A. Kritzmacher	—	*
William J. Merritt(2)	143,376	*
Robert S. Roath(3)	166,992	*
Executive Officers:
Scott A. McQuilkin(4)	12,437	*
Mark A. Lemmo(5)	89,243	*
James J. Nolan(6)	45,515	*
Lawrence F. Shay(7)	55,057	*
All directors and executive officers as a group(8) (17 persons)	864,858	2.0%
5% Shareholders:
BlackRock, Inc.(9) 40 East 52nd Street New York, New York 10022	2,606,420	5.9%
Heartland Advisors, Inc.(10) 789 North Water Street Milwaukee, Wisconsin 53202	2,283,995	5.2%

*	Represents less than 1% of our outstanding common stock

(1)	Includes 106,000 shares of common stock that Mr. Clontz has the right to acquire through the exercise of stock options within 60 days of March 31, 2010.

(2)	Includes 56,750 shares of common stock that Mr. Merritt has the right to acquire through the exercise of stock options within 60 days of March 31, 2010 and 2,926 whole shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

(3)	Includes 48,000 shares of common stock that Mr. Roath has the right to acquire through the exercise of stock options within 60 days of March 31, 2010.

(4)	Includes 1,217 whole shares of common stock beneficially owned by Mr. McQuilkin through participation in the 401(k) Plan.

(5)	Includes 14,000 shares of common stock that Mr. Lemmo has the right to acquire through the exercise of stock options within 60 days of March 31, 2010 and 3,297 whole shares of common stock beneficially owned by Mr. Lemmo through participation in the 401(k) Plan.

(6)	Includes 26,250 shares of common stock that Mr. Nolan has the right to acquire through the exercise of stock options within 60 days of March 31, 2010 and 2,909 whole shares of common stock beneficially owned by Mr. Nolan through participation in the 401(k) Plan.

(7)	Includes 22,000 shares of common stock that Mr. Shay has the right to acquire through the exercise of stock options within 60 days of March 31, 2010 and 2,957 whole shares of common stock beneficially owned by Mr. Shay through participation in the 401(k) Plan.

(8)	Includes 346,334 shares of common stock that all directors and executive officers as a group have the right to acquire through the exercise of stock options within 60 days of March 31, 2010 and 19,158 whole shares of common stock beneficially owned by all directors and executive officers as a group through participation in the 401(k) Plan.

(9)	Based on information contained in the Schedule 13G filed on January 29, 2010, by BlackRock, Inc. BlackRock, Inc. has sole voting and sole dispositive power over all 2,606,420 shares of our common stock.

(10)	Based on information contained in the Schedule 13G/A filed on February 10, 2010, by Heartland Advisors, Inc. and William J. Nasgovitz. Heartland Advisors, Inc. and Mr. Nasgovitz have shared voting power over 2,179,245 shares of our common stock and have shared dispositive power over all 2,283,995 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has a written statement of policy with respect to related person transactions that is administered by the audit committee. Under the policy, a “Related Person Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a related person, in which the related person had, has or will have a direct or indirect material interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include any transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The audit committee approves or ratifies the transaction in accordance with the terms of the policy; or

•	The chairman of the audit committee, pursuant to authority delegated to the chairman by the audit committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the audit committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the audit committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Did all directors and executive officers comply with Section 16(a) reporting requirements?

Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2009 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that a Form 5 was filed on February 16, 2010, on behalf of Richard J. Brezski, the company’s Vice President, Controller and Chief Accounting Officer, to report the withholding of 187 restricted stock units in satisfaction of Mr. Brezski’s tax liability in connection with the partial vesting, on January 1, 2009, of an award granted to Mr. Brezski on January 1, 2007, and a Form 3/A was filed on April 12, 2010, on behalf of Gary D. Isaacs, the company’s Chief Administrative Officer, to report an aggregate of 7,000 shares that were inadvertently omitted from Mr. Isaac’s original Form 3 filed on March 31, 2008.

Shareholder Proposals

How may shareholders make proposals or director nominations for the 2011 annual meeting?

Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2011 annual meeting may do so by submitting the proposal in writing to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. To be eligible for inclusion in our proxy statement, shareholder proposals must be received no later than December 31, 2010, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2011 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 5, 2011, and no later than April 4, 2011. However, if the date of our 2011 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2010 annual meeting, this information must be received by us no earlier than the 90th day prior to the 2011 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2011 annual meeting. Proposals or nominations not meeting the advance notice requirements in our bylaws will not be entertained at the 2011 annual meeting. A copy of the full text of the relevant bylaw provisions may be obtained on our website at http://ir.interdigital.com under the heading “Corporate Governance,” or by writing to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. One or more of telephone, email, telegram, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. In 2009, the company engaged the Altman Group for this purpose at a cost of approximately $16,768. For 2010, we have engaged the Altman Group for this purpose at an anticipated cost of approximately $5,000.

What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling (610) 878-7866 or by sending a written request to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How will I receive the annual report?

We have mailed the annual report booklet together with the notice of our annual meeting, this proxy statement and your proxy card.

We will provide to any shareholder without charge a copy of our 2009 annual report on Form 10-K upon written request to our secretary at InterDigital, Inc., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. Our annual report booklet and this proxy statement are also available online at http://ir.interdigital.com/annuals.cfm.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

INTERDIGITAL, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

In compliance with the requirements of the Pennsylvania Business Corporation Law of 1988, as amended, the Articles of Incorporation of INTERDIGITAL, INC. are as follows:

ARTICLE FIRST

The name of the Corporation is InterDigital, Inc.

ARTICLE SECOND

The location and post office address of its registered office is 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409,
C[
c]ounty of Montgomery.

ARTICLE THIRD

The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the purpose or purposes of engaging in or doing any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law, including but not limited to manufacturing, owning, using, leasing and dealing in personal property of every class and description, and acquiring, owning, using and disposing of real property of any nature whatsoever.

ARTICLE FOURTH

The term for which the Corporation is to exist is perpetual.

ARTICLE FIFTH

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is:

(i) 100,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and

(ii) 14,398,600 shares of Preferred Stock, $0.10 par value per share (“Preferred Stock”).

The voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights (the “Rights and Preferences”) of the shares of the respective classes of stock of the Corporation are and will be determined as follows:

A.	Preferred Stock

The Board of Directors of the Corporation shall have full and complete authority, by resolution from time to time, to establish one or more series and to issue shares of Preferred Stock and to fix, determine and vary the Rights and Preferences of each series of Preferred Stock, including, but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices, terms and conditions.

B.	Series B Junior Participating Preferred Stock.

The series of Preferred Stock, $.10 par value per share, of the Corporation known as Series B Junior Participating Preferred Stock shall have the following Rights and Preferences:

Section 1.	Designation and Amount.

The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting such series shall be 90,000. In this Article Fifth, the Series B Junior Participating Preferred Stock is sometimes referred to as the “Series B Preferred Stock.”

Section 2.	Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of preferred stock of the Corporation ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1000) of a share (a “Unit”) of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) dividends payable in cash when and if declared by the Board of Directors of the Corporation in respect of the Common Stock (each such date being a “Dividend Payment Date”) commencing on the first Dividend Payment Date after the first issuance of such Unit of Series B Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, distributions (payable in kind) on each Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all noncash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of common stock since the immediately preceding Dividend Payment Date, or with respect to the first Dividend Payment Date, since the first issuance of a Unit of Series B Preferred Stock. In the event that the Corporation shall at any time after December 13, 1996 (the “Rights Declaration Date”), (i) declare any dividend on outstanding shares of Common Stock payable in shares of common stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series B Preferred Stock was entitled immediately prior to such event pursuant to the next preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on Units of Series B Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock).

Section 3.	Voting Rights.

The holders of Units of Series B Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each Unit of Series B Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of Units of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of holders of Common Stock of the Corporation.

(C) Except as set forth herein, holders of Units of Series [A]
B
 Preferred Stock shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

Section 4.	Certain Restrictions.

(A) Whenever any dividends or distributions payable, on Units of Series B Preferred Stock as provided in Section 2 have not been paid in full, thereafter and until all such accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series B Preferred Stock shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or repurchase or otherwise acquire for consideration, any shares of junior stock;

(ii) declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series B Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii) redeem or repurchase or otherwise acquire for consideration shares of any parity stock; provided, however, that the Corporation may at any time redeem, repurchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock;

(iv) repurchase or otherwise acquire for consideration (other than shares of junior stock) any Units of Series B Preferred Stock, except in accordance with a repurchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units on the same terms.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, repurchase or otherwise acquire such shares at such time and in such manner.

Section 5.	Reacquired Shares.

Any Units of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.	Liquidation, Dissolution or Winding Up.

(A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series B Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the amount, per Unit, equal to the aggregate per share amount to be distributed to holders of shares of common stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series B Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series B Preferred Stock are entitled under clause (i) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(B) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series B Preferred

Stock were entitled immediately prior to such event pursuant to clause (i)[(b)] of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7.	Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series B Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.	Redemption.

The Units of Series B Preferred Stock shall not be redeemable.

Section 9.  Ranking.

The Units of Series B Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

Section 10.	Amendment.

The Articles of Incorporation shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation in any manner that would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series B Preferred Stock, voting separately as a class.

Section 11.	Fractional Shares.

The Series B Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

Section 12.	Certain Definitions.

As used herein with respect to the Series B Preferred Stock, the following terms shall have the following meanings:

(A) The term “Common Stock” means the class of common stock designated as the Common Stock, par value $.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

(B) The term “junior stock” (i) as used in Section 4 means the common stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series B Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the common stock and any other class or series of capital stock of the Corporation over which the

Series B Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(C) The term “parity stock” (i) as used in Section 4, means any class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series B Preferred Stock as to dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series B Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

ARTICLE SIXTH

Shareholder’s cumulative voting rights for the election of directors are eliminated and denied.

ARTICLE SEVENTH

[(a) The Directors, other than those who may be elected by the holders of any class or series of stock entitled to elect directors separately, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1985, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1986, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1987, with each class to hold office until its successor is elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.]

(a)

Commencing with the annual meeting of shareholders in 2011, Directors, other than any who may be elected by the holders of any class or series of stock entitled to elect Directors separately pursuant to the terms of Article Fifth hereof or any resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors, shall be elected annually for terms expiring at the next succeeding annual meeting; provided, however, that any Director elected by the shareholders prior to the 2011 annual meeting shall complete the three-

year term to which such Director has been elected. Directors elected at the 2008 annual meeting of shareholders shall hold office until the 2011 annual meeting, Directors elected at the 2009 annual meeting of shareholders shall hold office until the 2012 annual meeting, and Directors elected at the 2010 annual meeting of shareholders shall hold office until the 2013 annual meeting, in each case holding office until successors are elected and qualified
.

(b) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fifth hereof relating to the rights of the holders of any class or series of stock entitled to elect Directors separately, newly created directorships resulting from any increase in the number of Directors and [separately, newly created directorships resulting from any increase in the number of Directors and] any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the Directors in the manner provided in the By-laws of the Corporation[, to]
. Any person elected as a Director in accordance with the preceding sentence to fill a newly created directorship resulting from an increase in the number of Directors shall hold office until the next annual meeting and until such Director’s successor shall have been elected and qualified, and any person elected as a Director in accordance with the preceding sentence to fill a vacancy on the Board of Directors shall hold office for the remainder of the full term of [the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s]
office of the Director whom he replaced and until his
 successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(c) Except for the rights of any class or series of stock entitled to elect Directors separately, any Director may be removed from office, without assigning any cause, but only by the affirmative vote of the holders of 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

(d) Notwithstanding anything contained in the Articles of Incorporation or By-laws to the contrary, and subject to the rights of any class or series of stock entitled to elect Directors separately, the affirmative vote of the holders of at least 80 percent or more of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article Seventh or to adopt any provision inconsistent herewith.

ARTICLE EIGHTH

(a) The holders of all the shares outstanding and entitled to vote may, by a majority vote, in the manner set forth in the By-laws, alter, amend or repeal the By-laws of the Corporation, provided, however, that the affirmative vote of the holders of 80 percent or more of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Sections 3.1, 3.4, 3.11 or 8.1 of the By-laws of the Corporation, or to adopt any provision inconsistent therewith.

(b) The Board of Directors, by a majority vote of the members thereof, may make, alter, amend or repeal any provisions of the By-laws, in the manner set forth in the By-laws. The shareholders shall have the right to change such action by a majority vote of the shareholders entitled to vote thereon at any Annual Meeting duly convened after notice to the shareholders of such purpose, provided, however, that the vote of the holders of at least 80 percent of the combined voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to change such action with respect to Sections 3.1, 3.4, 3.11 or 8.1.

(c) Notwithstanding anything contained in the Articles of Incorporation to the contrary, and subject to the rights of any class or series of stock entitled to elect Directors separately, the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal this Article Eighth or to adopt any provision inconsistent herewith.

ARTICLE NINTH

The vote of shareholders of the Corporation required to approve any Business Combination shall be as set forth in this Article Ninth. The term “Business Combination” shall have the meaning ascribed to it in (a)(B) of this Article; each other capitalized term used in this Article shall have the meaning ascribed to it in (c) of this Article.

(a) (A) In addition to any affirmative vote required by law or the Articles of Incorporation or any resolution adopted pursuant to Article Fifth of the Articles of Incorporation, and except as otherwise expressly provided in (b) of this Article Ninth, a Business Combination shall not be consummated without the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of Directors (“Voting Stock”), in each case voting together as a single class (it being understood that for purposes of this Article Ninth, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article Fifth of the Article of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by the Articles of Incorporation or any resolution or resolutions adopted pursuant to Article Fifth of the Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

(B) The term “Business Combination” as used in this Article Ninth shall mean:

(1) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other corporation or entity (whether or not itself an Interested Shareholder) which is, or after each merger or consolidation would be, an Affiliate of an Interested Shareholder; or

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of all or a Substantial Part of the assets of the Corporation or any Subsidiary; or

(3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof), other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such interested Shareholder (or such Affiliate) from the Corporation or a Subsidiary; or

(4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested Shareholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

(b) The provisions of (a) of this Article Ninth shall not be applicable to any Business Combination in respect of which all of the conditions specified in either of the following paragraphs A and B are met, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of the Articles of Incorporation and any resolution or resolutions of the Board of Directors adopted pursuant to Article Fifth of the Articles of Incorporation.

(A) Such Business Combination shall have been approved by a majority of the Disinterested Directors, or

(B) Each of the six conditions specified in the following clauses (1) through (6) shall have been met:

(1) the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the “Consummation Date”) of any consideration other than cash to be received by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the Determination Date), whichever is higher; and

(2) the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (B)(2) shall be required to be met with respect to every class and series of such outstanding Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Stock):

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such

Interested Shareholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an interested Shareholder, whichever is higher;

(ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(iii) the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

(3) the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date; and

(4) after such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

(i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having preference over the Common Stock as to dividends or upon liquidation;

(ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split) recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

(iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Shareholder; and

(5) after such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

(6) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(c) For the purposes of this Article Ninth:

(A) A “person” shall mean any individual, firm, corporation or other entity.

(B) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(1) is the beneficial owner, directly or indirectly, of more than 20 percent of the combined voting power of the then outstanding shares of Voting Stock; or

(2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

(3) is an assignee or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(C) A person shall be a “beneficial owner” of any Voting Stock:

(1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(2) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

(3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(D) For the purposes of determining whether a person is an Interested Shareholder pursuant to (c)(B) of this Article Ninth, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of (c)(C) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(E) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 25, 1984.

(F) “Subsidiary” means any corporation of which more than 50 percent of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in (c)(B) of this Article Ninth, the term “Subsidiary” shall mean only a corporation of which a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

(G) “Disinterested Director” means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

(H) “Fair Market Value” means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question as quoted by the National Association of Securities Dealers, Inc. Automated Quotations Systems or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(I) In the event of any Business Combination in which the Corporation survives, the phrase “[other] any consideration other than cash
 to be received” as used in (b)(B)(1) and (2) of this Article Ninth shall include the shares of the Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(J) “Announcement Date” means the date of first public announcement of the proposed Business Combination

(K) “Determination Date” means the date on which the Interested Shareholder became an Interested Shareholder.

(L) “Substantial Part” means more than 50 percent of the book value of the total assets of the entity in question, as of the end of its most recent fiscal year ending period to the Consummation Date.

(d) A majority of the Disinterested Directors of the Corporation shall have the right and power to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Ninth, including, without limitation (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another person and (D) whether the requirements of (b) of this Article Ninth have been met with respect to any Business Combination. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article Ninth.

(e) Nothing contained in this Article Ninth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(f) Notwithstanding anything contained in the Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article Ninth or to adopt any provision inconsistent herewith.

[ARTICLE TENTH

The name and address of the incorporator is: Heather L. Papaleo, c/o Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103.

Heather L. Papaleo, Incorporator]

INTERDIGITAL, INC.

EXCERPT FROM BYLAWS

Section 3.1  Board of Directors, Number, Qualification, Elections, Term of Office and Compensation.

The business and affairs of the Corporation shall be managed by a Board of not less than five (5) nor more than fifteen (15) Directors, as may be fixed from time to time by the vote of a majority of the whole Board. Directors shall be of full age, but need not be residents of Pennsylvania or shareholders of the Corporation.

A nominee for any vacancy on the Board of Directors who has not been proposed by the Board of Directors or by the Nomination and Search Committee of the Board may only be proposed for such vacancy if (a) such nomination follows the procedures set forth in Section 2.12 and (b) such nominee meets each of the following criteria: (i) if elected, such nominee would owe a duty of undivided loyalty to the Board of Directors and the Corporation without having any divided loyalties to any other person or entity whose interests are antithetical or adverse to the Corporation; (ii) such nominee has not been indicted or convicted for any crime nor has been the subject of any criminal investigation; (iii) such nominee has not been sanctioned or disciplined by any federal, state or local governmental authority or body or court; (iv) such nominee does not have a personal history which might prove to be an embarrassment to the Corporation in the reasonable judgment of the Board of Directors; (v) such nominee is not subject to the control, direct or indirect, of any competitor of the Corporation; (vi) such nominee meets the objective criteria for independence established by any national securities exchange or association on which the securities of the Corporation are listed; (vii) such nominee does not have any direct or indirect agreement with the Corporation regarding his or her nomination, nor does a third party nominator of such nominee have any such direct or indirect agreement with the Corporation; and (viii) if such nominee was nominated by a third person or entity, then such nominee may not have any of the following relationships with the nominator: (A) if the nominator is a natural person, then the nominee may not be a member of the nominator’s immediate family; (B) if the nominator is an entity, then neither the nominee nor his or her immediate family members may have been an employee of the nominator entity during the current calendar year nor the immediately preceding calendar year; (C) neither the nominee nor any of his or her immediate family members may have accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the nominator (excluding retirement benefits); (D) such nominee may not be an officer or director of the nominator or of any member of a controlled group of which the nominator is a member; (E) such nominee does not control the nominator nor any member of a controlled group of which the nominator is a member; and (F) such nominee may not have been nominated directly or indirectly, by any person or entity which itself would fail the criteria in (i) through (vii) above.

[The]
Commencing with the annual meeting of shareholders in 2011,
 Directors, other than any who may be elected by the holders of shares of any class or series of stock entitled to elect Directors separately pursuant to the terms of Articles Fifth of the Articles of Incorporation or any resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors
,
 shall be
elected annually for terms expiring at the next succeeding annual meeting; provided, however, that any Director elected by the shareholders prior to the 2011 annual meeting shall complete the three-year term to which such Director has been elected. Directors elected at the 2008 annual meeting of shareholders shall hold office until the 2011 annual meeting, Directors elected at the 2009 annual meeting of shareholders shall hold office until the 2012 annual meeting, and Directors elected at the 2010 annual meeting of shareholders shall hold office until the 2013 annual meeting, in each case holding office until successors are elected and qualified.
 [classified, with respect to the duration of the term for which they severally hold office, into three classes as nearly equal as possible (each, individually a “Three Year Class”, and collectively the “Three Year Classes”). Such Three Year Class which shall be elected at the Annual Meeting of Shareholders held in 1993 for a term expiring at the Annual Meeting of Shareholders to be held in 1996 shall be designated as “Class A”; the second Three Year Class to be elected at the Annual Meeting of Shareholders held in 1994 for a term expiring at the Annual Meeting of Shareholders to be held in 1997 shall be designated as “Class B”; and the third Three Year Class to be elected at the Annual Meeting of Shareholders held in 1995 for a term expiring at the Annual Meeting of Shareholders to be held in 1998 shall be designated as “Class C”. The Board of Directors shall increase or decrease the number of Directors in one or more classes as may be appropriate whenever it increases or decreases the number of Directors pursuant to this Section 3.1, in order to ensure that the Three Year Classes shall be as nearly equal in number of possible. At each Annual Meeting of Shareholders, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election.]

The Board of Directors shall have the authority to fix the compensation of Directors for their services and to authorize payment for expenses of attendance at meetings. A Director may also be a salaried officer or employee of the Corporation.

The Board of Directors may elect a Chairman who shall, when present, preside at all meetings of the Board of Directors and at all meetings of shareholders. The Chairman may appoint another member of the Board to preside in his absence.

Section 3.2
Quorum for Directors’ Meetings.

A majority of the Directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors. A Director who is present at a meeting shall be counted in determining the presence of a quorum even though a contract or transaction between the Corporation and such Director or another business in which such Director has a financial interest is authorized at the meeting.

Section 3.3
Directors’ Consent in Lieu of Meeting.

Any action which may be taken at a meeting of the Board of Directors or of any Committee thereof may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or the members of the Committee, as the case may be, and shall be filed with the Secretary of the Corporation. One or more Directors may participate in a meeting of the Board of Directors or a Committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other.

Section 3.4
Vacancies in Board of Directors.

Except as otherwise provided for or fixed pursuant to the Articles of Incorporation of the Corporation, newly created directorships resulting from an increase in the number of Directors, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled exclusively by the vote of a majority of the remaining members of the Board, even though less than a quorum, and shall not be filled by a vote of the shareholders unless there are no members of the Board remaining in office. Any person elected as a Director in accordance with the preceding sentence to fill a newly created directorship resulting from an increase in the number of Directors shall hold office until the next annual meeting and until such Director’s successor shall have been elected and qualified, and any person elected as a Director in accordance with the preceding sentence to fill a vacancy on the Board of Directors shall hold office for the remainder of the full term of [the class of Directors in which the directorship was created or the vacancy occurred and until such Director’s]
office of the Director whom he replaced and until his
 successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

ANNUAL MEETING OF SHAREHOLDERS OF
INTERDIGITAL, INC.
June 3, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement and Proxy Card
are available at http://ir.interdigital.com/annuals.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â
■    20230300000000001000  3                                                               060310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors :				2.	Amendment of the articles of incorporation and bylaws to provide for the annual election of directors and adopt certain immaterial changes to the articles of incorporation.	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Jeffrey K. Belk Robert S. Roath		3.	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2010.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below.)				THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2009 ANNUAL REPORT.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐		I/We plan to attend the meeting. ☐ (Please detach admission ticket and bring to the meeting.)

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign partnership name by authorized person.
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ANNUAL MEETING OF SHAREHOLDERS OF
INTERDIGITAL, INC.
June  3, 2010

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM ET the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the annual meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://ir.interdigital.com/annuals.cfm
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â
■     20230300000000001000  3                                            060310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒
							FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2.	Amendment of the articles of incorporation and bylaws to provide for the annual election of directors and adopt certain immaterial changes to the articles of incorporation.	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Jeffrey K. Belk Robert S. Roath		3.	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2010.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below.)
					THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2009 ANNUAL REPORT.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐	I/We plan to attend the meeting.☐ (Please detach admission ticket and bring to the meeting.)

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign partnership name by authorized person.
■
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Bring this admission ticket with you to the meeting on June 3, 2010. Do not mail.
This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of April 6, 2010, the record date.
ADMISSION TICKET
INTERDIGITAL, INC.
2010 Annual Meeting of Shareholders
June  3, 2010

11:00 A.M. Eastern Time
Dolce Valley Forge Hotel
301 West DeKalb Pike
King of Prussia, Pennsylvania 19406
NOTE: Seating at the annual shareholders meeting will be limited; therefore, request or receipt of an admission ticket does not guarantee the availability of a seat.

NON-TRANSFERABLE	NON-TRANSFERABLE

■
PROXY
INTERDIGITAL, INC.
781 Third Avenue
King of Prussia, Pennsylvania 19406-1409
2010 Annual Meeting of Shareholders
To Be Held June 3, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Steven W. Sprecher, and each of them acting individually, as the proxies of the undersigned, with full power of substitution, to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote “FOR” all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the annual meeting of shareholders of InterDigital, Inc. to be held on Thursday, June 3, 2010, at 11:00 a.m. (Eastern Time) at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania, and at any adjournment or postponement thereof.
Record holders who attend the annual meeting may vote by ballot; such vote will supersede this proxy.
(Continued and to be signed on the reverse side)

■	14475 ■